Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

August 24, 2020

by and among

GORES METROPOULOS, INC.,

DAWN MERGER SUB, INC.,

DAWN MERGER SUB II, LLC,

and

LUMINAR TECHNOLOGIES, INC.

i

5.03	Due Authorization	34
5.04	No Conflict	35
5.05	Governmental Authorities; Consents	35
5.06	Capitalization	36
5.07	Financial Statements	38
5.08	Undisclosed Liabilities	38
5.09	Litigation and Proceedings	38
5.10	Compliance with Laws	39
5.11	Intellectual Property	40
5.12	Data Privacy	43
5.13	Contracts; No Defaults	44
5.14	Company Benefit Plans	47
5.15	Labor Matters	49
5.16	Taxes	51
5.17	Brokers’ Fees	53
5.18	Insurance	53
5.19	Real Property; Tangible Property	54
5.20	Environmental Matters	55
5.21	Absence of Changes	55
5.22	Significant Customers and Suppliers	56
5.23	SBA PPP Loan	56
5.24	Affiliate Agreements	56
5.25	Internal Controls	57
5.26	Permits	57
5.27	Registration Statement	57
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB		57
6.01	Corporate Organization	58
6.02	Due Authorization	58
6.03	No Conflict	59
6.04	Litigation and Proceedings	60
6.05	Compliance with Laws	60
6.06	Employee Benefit Plans	61
6.07	Governmental Authorities; Consents	62
6.08	Trust Account	62

6.09	Taxes	63
6.10	Brokers’ Fees	64
6.11	Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act	64
6.12	Business Activities; Absence of Changes	66
6.13	Registration Statement	67
6.14	Capitalization	68
6.15	Parent Listing	69
6.16	Contracts; No Defaults	70
6.17	Investment Company Act; JOBS Act	70
6.18	Affiliate Agreements	70
6.19	Parent Stockholders	70
ARTICLE VII COVENANTS OF THE COMPANY		71
7.01	Conduct of Business	71
7.02	Inspection	74
7.03	Termination of Certain Agreements	75
7.04	No Parent Securities Transactions	75
7.05	No Claim Against the Trust Account	75
7.06	Proxy Solicitation; Other Actions	76
7.07	Non-Solicitation; Acquisition Proposals	76
7.08	Company Warrant Amendments	80
ARTICLE VIII COVENANTS OF PARENT		80
8.01	Indemnification and Insurance	80
8.02	Conduct of Parent During the Interim Period	81
8.03	Trust Account	83
8.04	Inspection	84
8.05	Parent Nasdaq Listing	84
8.06	Parent Public Filings	84
8.07	Section 16 Matters	84
8.08	Director Appointments	84
8.09	Exclusivity	85
8.10	Bylaws	85
8.11	Insider Letters	85
ARTICLE IX JOINT COVENANTS		85
9.01	Support of Transaction	85

9.02	Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval	86
9.03	Other Filings; Press Release	89
9.04	Confidentiality; Communications Plan	89
9.05	Regulatory Approvals	90
9.06	Management Longer Term Equity Incentive Plan; Parent Omnibus Incentive Plan	91
9.07	FIRPTA	92
9.08	Other Transactions; Transaction Agreements	92
ARTICLE X CONDITIONS TO OBLIGATIONS		92
10.01	Conditions to Obligations of All Parties	92
10.02	Additional Conditions to Obligations of Parent	93
10.03	Additional Conditions to the Obligations of the Company	93
ARTICLE XI TERMINATION/EFFECTIVENESS		94
11.01	Termination	94
11.02	Effect of Termination	96
ARTICLE XII MISCELLANEOUS		98
12.01	Waiver	98
12.02	Notices	98
12.03	Assignment	99
12.04	Rights of Third Parties	99
12.05	Expenses	99
12.06	Governing Law	99
12.07	Captions; Counterparts	100
12.08	Schedules and Exhibits	100
12.09	Entire Agreement	100
12.10	Amendments	100
12.11	Severability	101
12.12	Jurisdiction; WAIVER OF TRIAL BY JURY	101
12.13	Enforcement	101
12.14	Non-Recourse	102
12.15	Nonsurvival of Representations, Warranties and Covenants	102
12.16	Acknowledgements	102
12.17	Privileged Communications	103

Exhibits

Exhibit A – Form of Support Agreement

Exhibit B – Form of A&R Registration Rights Agreement

Exhibit C – Form of Lockup Agreement

Exhibit D – Form of A&R Certificate of Incorporation of Parent

Exhibit E – Form of A&R Bylaws of Parent

Exhibit F – Form of Letter of Transmittal

v

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 24, 2020, is entered into by and among Gores Metropoulos, Inc., a Delaware corporation (“Parent”), Dawn Merger Sub, Inc., a Delaware corporation (“First Merger Sub”), Dawn Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), and Luminar Technologies, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Parent is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, First Merger Sub and Second Merger Sub are newly formed, wholly owned, direct subsidiaries of Parent, and were formed for the sole purpose of the Mergers;

WHEREAS, subject to the terms and conditions hereof, at the Closing, (a) First Merger Sub is to merge with and into the Company pursuant to the First Merger, with the Company surviving as the Surviving Corporation and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation is to merge with and into Second Merger Sub pursuant to the Second Merger, with Second Merger Sub surviving as the Surviving Entity;

WHEREAS, the respective boards of directors of each of Parent, First Merger Sub, Second Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the General Limited Liability Company Act of the State of Delaware (“DLLCA”), as applicable;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions certain Company Stockholders have entered into Support Agreements, dated as of the date hereof (the “Support Agreements”), in the form set forth on Exhibit A, with Parent, First Merger Sub and Second Merger Sub;

WHEREAS, in connection with the consummation of the Mergers, Parent, Sponsor, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Class A Stock and/or Parent Class B Stock pursuant to Article III, will enter into an amended and restated Registration Rights Agreement (the “A&R Registration Rights Agreement”), in the form set forth on Exhibit B;

WHEREAS, in connection with the consummation of the Mergers, Parent, the Company and certain Company Stockholders who will receive Parent Class A Stock and/or Parent Class B Stock pursuant to Article III will enter into a lockup agreement (each, a “Lockup Agreement”), in the form set forth on Exhibit C;

WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Class A Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, among other things, obtaining approval from the stockholders of Parent for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the amended and restated certificate of incorporation (the “Parent A&R Charter”) in the form set forth on Exhibit D, to provide for, among other things, the authorization of the Parent Class B Stock to be issued in connection with the Transactions;

WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws (the “Parent A&R Bylaws”) in the form set forth on Exhibit E; and

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (a) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the Treasury Regulations promulgated thereunder and (b) the Mergers shall be treated as an integrated transaction and together shall constitute a single “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulation Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01    Definitions. As used herein, the following terms shall have the following meanings:

“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions on terms no less favorable in the aggregate in any substantive respect to the Company than those contained in the Confidentiality Agreement (excluding any changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and such non-material changes requested by the counterparty to ensure the confidentiality agreement is consistent with its organization’s customary policies, procedures and practices with respect to confidentiality agreements).

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, First Merger Sub, Second Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (a) any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the revenues, income or assets of the Company and its Subsidiaries, taken as a whole; (b) any direct or indirect acquisition of 15% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets; (c) the acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 15% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company) that constitutes 15% or more of the revenues, income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 15% or more of the total voting power of the equity securities of the Company.

“Action” means any Claim that is by or before any Governmental Authority.

“Additional Parent SEC Reports” has the meaning specified in Section 6.11(a).

“Additional Proposal” has the meaning specified in Section 9.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Aggregate Company Stock Consideration” means a number of shares of Parent Class A Stock or Parent Class B Stock, as applicable in accordance with Section 3.01(a) and Section 3.01(b) (deemed to have a value of $10.00 per share), equal to (a)(i) $2,928,828,692, plus (ii) the Subsequent Series X Financing Amount, if any, divided by (b) $10.00.

“Agreement” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 9.02(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approval Requirement” has the meaning specified in Section 8.11.

“Assumed Warrant” has the meaning specified in Section 3.06.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Combination Proposal” has the meaning set forth in Section 8.09.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” means The Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (03/27/2020), and applicable rules and regulations.

“Cash and Cash Equivalents” means the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on January 31, 2019.

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Form 8-K” has the meaning specified in Section 9.03(c).

“Closing Parent Cash” means an amount equal to (a) the funds contained in the Trust Account as of the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent (excluding, for the avoidance of doubt, any amount in the foregoing clause (a)); minus (c) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer (to the extent not already paid).

“Closing Press Release” has the meaning specified in Section 9.03(c).

“Code” has the meaning specified in the Recitals hereto.

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Parent Class A Stock as reported on Nasdaq (or the exchange on which the shares of Parent Class A Stock are then listed) for a period of at least twenty (20) days out of forty (40) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Parent Class A Stock), extraordinary cash dividend (which adjustment shall be subject to the reasonable determination of the Parent Board), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock).

“Communications Plan” has the meaning specified in Section 9.04(b).

“Company” has the meaning specified in the preamble hereto.

“Company Affiliate Agreement” has the meaning specified in Section 5.24.

“Company Benefit Plan” has the meaning specified in Section 5.14(a).

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 9.02.

“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on August 21, 2020.

“Company Change in Recommendation” has the meaning specified in Section 9.02(g).

“Company Class A Stock” means the Company’s Class A Common Stock, par value $0.00001 per share, as contemplated by the Company Certificate of Incorporation.

“Company Class B Stock” means the Company’s Class B Common Stock, par value $0.00001 per share, as contemplated by the Company Certificate of Incorporation.

“Company Closing Certificate” has the meaning specified in Section 2.04(b).

“Company Closing Indebtedness” has the meaning specified in Section 2.04(b).

“Company Common Stock” means a share of the Company’s Class A Stock or a share of the Company’s Class B Stock.

“Company Cure Period” has the meaning specified in Section 11.01(a).

“Company Equity Awards” means the Company Stock Options and shares of Company Restricted Stock granted under the Company Stock Plan.

“Company Founders Preferred Stock” means the shares of the Company’s Founders Preferred Stock, par value $0.00001 per share.

“Company Intellectual Property” has the meaning specified in Section 5.11(b).

“Company Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal, Superior Proposal, any changes in capital markets or any declines or improvements in financial markets) that materially affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to the Company Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Company Board as of the date hereof), and that becomes known to the Company Board after the date of this Agreement.

“Company Intervening Event Notice” has the meaning specified in Section 7.07(d).

“Company Intervening Event Notice Period” has the meaning specified in Section 7.07(d).

“Company Notice” has the meaning specified in Section 7.07(c).

“Company Organizational Documents” means the Company Certificate of Incorporation and the Company’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series A-1 Preferred Stock, the Company Series A-2 Preferred Stock, the Company Series A-3 Preferred Stock, the Company Series A-4 Preferred Stock, the Company Series A-5 Preferred Stock, the Company Series A-6 Preferred Stock, the Company Series A-7 Preferred Stock, the Company Series A-8 Preferred Stock, the Company Series A-9 Preferred Stock, the Company Series A-10 Preferred Stock, the Company Series A-11 Preferred Stock and the Company Series X Preferred Stock.

“Company Registered Intellectual Property” means all issued Patents, pending Patent applications, Trademark registrations, applications for Trademark registration, Copyright registrations, applications for Copyright registration and Internet domain names, in each case included in the Owned Intellectual Property.

“Company Related Parties” means the Company, its Subsidiaries and any of their respective former, current or future partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future partner, stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” has the meaning specified in Section 5.03(a).

“Company Restricted Stock” means the restricted shares of Company Common Stock granted pursuant to the Company Stock Plan.

“Company Schedules” means the disclosure schedules of the Company and its Subsidiaries.

“Company Series A Preferred Stock” means the shares of the Company’s Series A Preferred Stock, par value $0.00001 per share.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.00001 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $0.00001 per share.

“Company Series A-3 Preferred Stock” means the shares of the Company’s Series A-3 Preferred Stock, par value $0.00001 per share.

“Company Series A-4 Preferred Stock” means the shares of the Company’s Series A-4 Preferred Stock, par value $0.00001 per share.

“Company Series A-5 Preferred Stock” means the shares of the Company’s Series A-5 Preferred Stock, par value $0.00001 per share.

“Company Series A-6 Preferred Stock” means the shares of the Company’s Series A-6 Preferred Stock, par value $0.00001 per share.

“Company Series A-7 Preferred Stock” means the shares of the Company’s Series A-7 Preferred Stock, par value $0.00001 per share.

“Company Series A-8 Preferred Stock” means the shares of the Company’s Series A-8 Preferred Stock, par value $0.00001 per share.

“Company Series A-9 Preferred Stock” means the shares of the Company’s Series A-9 Preferred Stock, par value $0.00001 per share.

“Company Series A-10 Preferred Stock” means the shares of the Company’s Series A-10 Preferred Stock, par value $0.00001 per share.

“Company Series A-11 Preferred Stock” means the shares of the Company’s Series A-11 Preferred Stock, par value $0.00001 per share.

“Company Series X Preferred Stock” means the shares of the Company’s Series X Preferred Stock, par value $0.00001 per share.

“Company Stock” means, collectively, the Company Common Stock, the Company Founders Preferred Stock and the Company Preferred Stock.

“Company Stock Adjusted Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of shares of Company Stock outstanding as of immediately prior to the Effective Time (including all shares of Company Restricted Stock, whether vested or unvested) and (b) the aggregate number of shares of Company Common Stock issuable upon exercise of all (i) Company Stock Options (vested or unvested) and (ii) Company Warrants (vested or unvested), in each case, outstanding as of immediately prior to the Effective Time.

“Company Stock Options” means any option to purchase Company Common Stock pursuant to the Company Stock Plan.

“Company Stock Plan” means the Company’s 2015 Stock Plan.

“Company Stockholder” means the holder of a share of: (a) Company Common Stock; (b) Company Preferred Stock; or (c) Company Founders Preferred Stock.

“Company Termination Payment” means $29,288,286.92.

“Company Tail Termination Payment” means $87,864,860.76.

“Company Warrant Amendments” means that certain (a) Amendment to Stock Purchase Warrant, dated as of the date hereof, by and between the Company and SQN Venture Income Fund, L.P., a Delaware limited partnership, and (b) Omnibus Amendment to Stock Purchase Warrants, dated as of the date hereof, by and among the Company and the other parties thereto.

“Company Warrants” means, collectively, the warrants described on Schedule 1.01(a).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of June 5, 2020, between Parent and the Company.

“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company or any of its Subsidiaries, or any other Person, without the user’s consent.

“Continental” means Continental Stock Transfer & Trust Company, a New York corporation.

“Contracts” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement, understanding or obligation, whether written or oral, express or implied, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the CARES Act.

“COVID-19 Quarantine Period” means, with respect to each regular work location of the Company and its Subsidiaries, the period during which the state or local Governmental Authority restricted nonessential work at such location.

“D&O Indemnified Party” has the meaning specified in Section 8.01(a).

“D&O Tail” has the meaning specified in Section 8.01(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Dissenting Shares” has the meaning specified in Section 3.10.

“DLLCA” has the meaning specified in the Recitals hereto.

“Earn Out Period” means the time period between the Lockup Expiration Date and the fifth (5th) year anniversary of the Lockup Expiration Date.

“Earn Out Pro Rata Share” means for each Company Stockholder (including for this purpose each holder of Company Restricted Stock), a percentage determined by dividing (a) the total number of shares of Company Stock held by such Company Stockholder (including all shares of unvested Company Restricted Stock, and the aggregate number of shares of Company Stock issuable upon exercise of all Company Warrants (vested or unvested), in each case, held by such Company Stockholder, but excluding any shares of Company Series X Preferred Stock or shares of Company Common Stock issued prior to the Effective Time upon conversion of such Company Series X Preferred Stock), in each case as of immediately prior to the Effective Time by (b) the total number of shares of Company Stock held by all Company Stockholders (including all shares of unvested Company Restricted Stock, and the aggregate number of shares of Company Stock issuable upon exercise of all Company Warrants (vested or unvested), in each case, held by all Company Stockholders but excluding any shares of Company Series X Preferred Stock or shares of Company Common Stock issued upon conversion of such Company Series X Preferred Stock), in each case as of immediately prior to the Effective Time.

“Earn Out Shares” has the meaning specified in Section 4.01(a).

“Effective Time” has the meaning specified in Section 2.01(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources), worker health and safety as it relates to exposure to Hazardous Materials, or the use, generation, storage, emission, transportation, disposal or release of or exposure to Hazardous Materials.

“ERISA” has the meaning specified in Section 5.14(a).

“ERISA Affiliate” has the meaning specified in Section 5.14(e).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning specified in Section 3.04(a).

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 5.07.

“First Certificate of Merger” has the meaning specified in Section 2.01(a).

“First Merger” has the meaning specified in Section 2.01(a).

“First Merger Sub” has the meaning specified in the preamble hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, assessment, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, fungicides or pesticides.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of: (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money; (b) amounts owing as deferred purchase price for property or services, including “earnout” payments; (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security; (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn); (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (f) obligations under leases required to be capitalized under GAAP; (g) obligations under any Financial Derivative/Hedging Arrangement; (h) deferred compensation; (i) outstanding severance obligations or expenses; (j) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (i) above; and (k) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include (i) accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice and (ii) Outstanding Company Expenses.

“Insider Letters” has the meaning specified in Section 8.11.

“Insiders” has the meaning specified in Section 8.11.

“Intellectual Property” means all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including rights in: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Trademarks”); (c) all copyrights, works of authorship, literary works, pictorial and graphic works, in each case whether or not registered or published, all applications, registrations, reversions, extensions and renewals of any of the foregoing, and all moral rights, however denominated (collectively, “Copyrights”); (d) all Internet domain names and social media accounts; (e) all trade secrets, know-how, technology, Software, discoveries, improvements, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, in each case, whether or not patentable or copyrightable (collectively “Trade Secrets”); and (f) all other intellectual property rights.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Financial Statements” has the meaning specified in Section 5.07.

“Interim Period” has the meaning specified in Section 7.01.

“Invention Assignment Agreement” has the meaning specified in Section 5.11(d).

“Issuance Proposal” has the meaning specified in Section 9.02(c).

“IT Systems” means all information technology, computers, computer systems, communications systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment owned, licensed, leased or otherwise used by or on behalf of the Company or any of its Subsidiaries.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, constitution, treaty, principle of common law, resolution, code, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 5.19(b).

“Letter of Transmittal” has the meaning specified in Section 3.04(a).

“Licensed Intellectual Property” means all Intellectual Property (other than Owned Intellectual Property) used, practiced, or held for use or practice by the Company or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Lockup Agreement” has the meaning specified in the Recitals hereto.

“Lockup Period Expiration Date” means the expiration of the Common Stock Lock-up Period provided in the A&R Registration Rights Agreement.

“Management Longer Term Equity Incentive Plan” has the meaning specified in Section 9.06.

“Management Longer Term Equity Incentive Plan Proposal” has the meaning specified in Section 9.02(c).

“Material Adverse Effect” means any event, change, circumstance or development that has a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (i), (ii), (iv) and (vi), in each case, to the extent that such change has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants): (i) any change or development in applicable Laws or GAAP or any official interpretation thereof, in each case, following the date of this Agreement; (ii) any change or development (including any downturn) in interest rates or general economic, political (including relating to any federal, state or local election), business, financial, commodity, currency or market conditions generally, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) the announcement or the execution of this Agreement or the pendency or consummation of the Mergers (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); (iv) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (v) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural or man-made disaster, pandemic (including COVID-19), act of

God or other force majeure event; (vi) any regional, state, local, national or international political or social conditions (or changes thereof) in countries in which, or in the proximate geographic region of which, the Company operates, including civil or social unrest, terrorism, acts of war, or sabotage or the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; (vii) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue earnings, cash flow or cash position (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect); (viii) compliance by the Company with the covenants set forth in Sections 7.01(a) through 7.01(s) or (ix) any matter set forth on Schedule 5.21 the Company Schedules.

“Material Permits” has the meaning specified in Section 5.26.

“Multiemployer Plan” has the meaning specified in Section 5.14(e).

“Nasdaq” has the meaning specified in Section 6.15.

“Non-Redemption Requirement” has the meaning specified in Section 8.11.

“Notice Period” has the meaning specified in Section 7.07(c).

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Outstanding Company Expenses” means all fees, costs and expenses of the Company and its Subsidiaries, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, including: (a) all bonuses, change in control payments, retention or similar payments payable in connection with the consummation of the Transactions pursuant to arrangements (whether written or oral) entered into prior to the Closing Date whether payable before (to the extent unpaid) or as of the Closing Date; (b) all severance payments, retirement payments or similar payments or success fees payable pursuant to arrangements (whether written or oral) entered into prior to the Closing Date in connection with or anticipation of the consummation of the Transactions whether payable before (to the extent unpaid) or as of the Closing Date (excluding, for the avoidance of doubt, any payments to the extent such payments are subject to service, termination or other vesting requirements (such as double-trigger arrangements), in each case, following the Closing); (c) all transaction, deal, brokerage, financial advisory or any similar fees payable in connection with or anticipation of the consummation of the Transactions; and (d) all costs, fees and expenses related to the D&O Tail.

“Outstanding Parent Expenses” means (a) all fees, costs and expenses of Parent incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other agreements contemplated hereby and the consummation of the Transactions, whether paid or unpaid prior to the Closing, (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders and (c) any filing fees required by Governmental Authorities, including with respect to any registrations, declarations and filings required, in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the transactions contemplated by this Agreement, including filing fees in connection with filings under the HSR Act.

“Owned Company Software” means all Software owned or purported to be owned by the Company or any of its Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent” has the meaning specified in the preamble hereto.

“Parent A&R Bylaws” has the meaning specified in the Recitals hereto.

“Parent A&R Charter” has the meaning specified in the Recitals hereto.

“Parent Affiliate Agreement” has the meaning specified in Section 6.18.

“Parent and Merger Sub Representations” means the representations and warranties of each of Parent, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Parent Schedules. For the avoidance of doubt, the Parent and Merger Sub Representations are solely made by Parent, First Merger Sub and Second Merger Sub.

“Parent Benefit Plans” has the meaning set forth in Section 6.06.

“Parent Board” means the board of directors of Parent.

“Parent Board Recommendation” has the meaning specified in Section 9.02(d).

“Parent Change in Recommendation” has the meaning specified in Section 9.02(e).

“Parent Closing Certificate” has the meaning specified in Section 2.04(a).

“Parent Class A Stock” means Parent’s Class A Common Stock, par value $0.0001 per share.

“Parent Class B Stock” means Parent’s Class B Common Stock, par value $0.0001 per share, as contemplated by the Parent A&R Charter.

“Parent Class F Stock” means Parent’s Class F Common Stock, par value $0.0001 per share.

“Parent Cure Period” has the meaning specified in Section 11.01(c).

“Parent Omnibus Incentive Plan” has the meaning specified in Section 9.02(c).

“Parent Omnibus Incentive Plan Proposal” has the meaning specified in Section 9.02(c).

“Parent Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Business Combination Proposal and any changes in capital markets or any declines or improvements in financial markets) that materially and negatively affects the business, assets, operations or prospects of the Company and its Subsidiaries, taken as a whole, and that was not known by and was not reasonably foreseeable to the Parent Board as of the date of this Agreement (or the consequences of which were not reasonably foreseeable to the Parent Board as of the date hereof), and that becomes known to the Parent Board after the date of this Agreement.

“Parent Intervening Event Notice” has the meaning specified in Section 9.02(e).

“Parent Intervening Event Notice Period” has the meaning specified in Section 9.02(e).

“Parent Organizational Documents” means the Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Parent Preferred Stock” means Parent’s Preferred Stock, par value $0.0001 per share.

“Parent Related Parties” means any of Parent’s, First Merger Sub’s or Second Merger Sub’s respective former, current or future partners, stockholders, controlling Persons, direct or indirect equityholders, managers, members, directors, officers, employees, Affiliates, affiliated funds, representatives, agents or any their respective assignees or successors or any former, current or future partner, stockholder, controlling Person, direct or indirect equityholder, manager, member, director, officer, employee, Affiliate, affiliated fund, representative, agent, assignee or successor of any of the foregoing; provided, “Parent Related Parties” shall not be deemed to include Parent, First Merger Sub or Second Merger Sub.

“Parent Schedules” means the disclosure schedules of Parent, First Merger Sub and Second Merger Sub.

“Parent SEC Reports” has the meaning specified in Section 6.11(a).

“Parent Stockholder” means a holder of Parent Class A Stock.

“Parent Stockholder Approval” has the meaning specified in Section 6.02(b).

“Parent Units” means equity securities of Parent each consisting of one share of Parent Class A Stock and one-third of one Parent Warrant.

“Parent Warrant” means a warrant entitling the holder to purchase one (1) share of Parent Class A Stock per warrant.

“PCAOB” means the Public Company Accounting Oversight Board (United States).

“Per Share Company Stock Consideration” means the Aggregate Company Stock Consideration divided by the number of Company Stock Adjusted Fully Diluted Shares.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means: (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens: (i) that arise in the ordinary course of business; (ii) that relate to amounts not yet delinquent; or (iii) that are being contested in good faith through appropriate Actions, and either are not material or where appropriate reserves for the amount being contested have been established in accordance with GAAP; (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) Liens for Taxes (i) not yet due and payable or (ii) which are being contested in good faith through appropriate Actions and only to the extent appropriate reserves have been established in accordance with GAAP; (d) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the present uses of such real property; (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (f) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Interim Financial Statements (which such Liens are referenced or Liens the existence of which is referred to in the notes to the balance sheet included in the Interim Financial Statements); and (g) Liens described on Schedule 1.01(b).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of its Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, can be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including: (a) names, addresses, telephone numbers, email address, financial information, financial account number, personal health information, drivers’ license numbers and government-issued identification numbers; and (b) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, disposal, destruction, disclosure, transfer (including cross-border) or security (both technical and physical) of Personal Information, including the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (GDPR) and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Privileged Communications” has the meaning specified in Section 12.17.

“Proposals” has the meaning specified in Section 9.02(c).

“Proxy Statement” means the proxy statement filed by Parent as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from Parent Stockholders to approve the Proposals (which shall also provide the Parent Stockholders with the opportunity to redeem their shares of Parent Class A Stock in conjunction with a stockholder vote on the Business Combination).

“Real Estate Lease Documents” has the meaning specified in Section 5.19(b).

“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Class A Stock for cash in connection with the transactions contemplated hereby and in accordance with the Parent Organizational Documents.

“Registration Statement” has the meaning specified in Section 9.02(a).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, representatives, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Required Parent Stockholder Approval” has the meaning set forth in Section 6.02(b).

“Rollover Option” has the meaning set forth in Section 3.05(a).

“Rollover Restricted Stock” has the meaning set forth in Section 3.05(b).

“SBA PPP Loan” means the unsecured loan in the principal amount of $7,827,902 incurred by the Company on April 22, 2020 under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“SEC” means the United States Securities and Exchange Commission.

“Second Certificate of Merger” has the meaning specified in Section 2.01(b).

“Second Merger” has the meaning specified in Section 2.01(b).

“Second Merger Sub” has the meaning specified in the preamble hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Series X Financing Amount” means the aggregate dollar value amount of all Company Series X Preferred Stock either (a) purchased as of the date hereof pursuant to the Series X Stock Purchase Agreement or (b) to be subsequently purchased by certain purchasers after the date hereof, in each case pursuant to the terms and conditions of that certain Series X Stock Purchase Agreement, dated as of the date hereof, entered into by and between the Company and the purchasers party thereto; provided, that the maximum aggregate dollar value of the Series X Financing Amount shall not exceed $200,000,000.

“Series X Stock Purchase Agreement” means that certain Series X Preferred Stock Purchase Agreement, dated as of the date hereof, by and among the Company and the other parties thereto.

“Share Exchange Agreement” means that certain Share Exchange Agreement, to be entered into prior to the Closing, by and among the Company and Austin Russell.

“Software” means any and all: computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form.

“Significant Customers” has the meaning specified in Section 5.22(a).

“Significant Suppliers” has the meaning specified in Section 5.22(a).

“Social Unrest Measures” means any Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to any social or civil unrest.

“Special Meeting” means a meeting of the holders of Parent Class A Stock to be held for the purpose of approving the Proposals.

“Sponsor” means Gores Metropoulos Sponsor, LLC, a Delaware limited liability company.

“Subsequent Series X Financing Amount” means the Series X Financing Amount in excess of $170,000,000; provided, that any such transaction or series of transactions with respect to the sale by the Company of Company Series X Preferred Stock after the date hereof and prior to the Closing shall be subject to the mutual agreement of the Company and Parent.

“Subsidiary” means with respect to any Person, any partnership, limited liability company, corporation or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Superior Proposal” means a unsolicited bona fide and written Acquisition Proposal made after the date hereof, that did not result from a material breach of Section 7.07, that the Company Board in good faith determines (after consultation with its outside legal counsel and financial advisor(s)) is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company (solely in their capacity as such) than the transactions contemplated hereby after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal and this Agreement and the transactions contemplated hereby (including any offer by Parent to amend the terms of this Agreement, termination or break-up fee and conditions to consummation); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “15%” in such definition shall be deemed to be references to “80%”.

“Support Agreements” has the meaning specified in the Recitals hereto.

“Surviving Corporation” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 11.02(a).

“Tax” means (a) any federal, state, provincial, territorial, local, foreign and other tax, assessment, fee, duty, levy, impost or other charge of any kind whatsoever of any Governmental Authority, in each case to the extent the foregoing are in the nature of a tax, including any income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, utility, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, production, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax and (b) any interest, penalty, fine, levy, impost, duty, charge, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a result of being a transferee or successor of another Person or a member of an affiliated, consolidated, unitary, combined or other group or pursuant to Law, Contract or otherwise.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Parent Breach” has the meaning specified in Section 11.01(c).

“Terminating Company Breach” has the meaning specified in Section 11.01(a).

“Termination Date” has the meaning specified in Section 11.01(a).

“Transaction Agreements” means this Agreement, the A&R Registration Rights Agreement, the Confidentiality Agreement, the Parent A&R Charter, the Parent A&R Bylaws, the Support Agreements, the Lockup Agreements and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Proposal” has the meaning specified in Section 9.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” means the date on which the Common Share Price is greater than $13.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” means the date on which the Common Share Price is greater than $16.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” means the date on which the Common Share Price is greater than $19.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event IV” means the date on which the Common Share Price is greater than $22.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event V” means the date on which the Common Share Price is greater than $25.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event VI” means the date on which the Common Share Price is greater than $28.00 after the Closing Date, but within the Earn Out Period.

“Triggering Events” means Triggering Event I, Triggering Event II, Triggering Event III, Triggering Event IV, Triggering Event V and Triggering Event VI, collectively.

“Trust Account” has the meaning specified in Section 6.08.

“Trust Agreement” has the meaning specified in Section 6.08.

“Trustee” has the meaning specified in Section 6.08.

“WARN” has the meaning specified in Section 5.15(b).

“Waiving Party Group” has the meaning specified in Section 12.17.

“Waiving Parties” has the meaning specified in Section 12.17.

“Warrant Agreement” means that certain Warrant Agreement, dated as of January 31, 2019, between Parent and Continental as warrant agent.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Year End Financial Statements” has the meaning specified in Section 5.07.

1.02    Construction.

(a)    Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified; (v) the word “including” means “including without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)    Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)    Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)    The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) Business Days prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03    Knowledge. As used herein, the phrase “to the knowledge” means the actual knowledge of (a) in the case of the Company, the individuals set forth on Schedule 1.03(a), and (b) in the case of Parent the individuals set forth on Schedule 1.03(b).

ARTICLE II

THE MERGERS; CLOSING

2.01    The Mergers.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company (the “First Merger”), with the Company being the surviving corporation (which, in its capacity as the surviving corporation of the First Merger, is sometimes hereinafter referred to as the “Surviving Corporation”) following the First Merger and the separate corporate existence of First Merger Sub shall cease. The First Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a certificate of merger between First Merger Sub and the Company (the “First Certificate of Merger”), such First Merger to be consummated immediately upon filing of the First Certificate of Merger or at such later time as may be agreed by Parent and the Company in writing and specified in the First Certificate of Merger (the “Effective Time”).

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub (the “Second Merger”), with the Second Merger Sub being the surviving company (which, in its capacity as the surviving company of the Second Merger, is sometimes hereinafter referred to as the “Surviving Entity”) following the Second Merger and the separate corporate existence of the Surviving Corporation shall cease. The Second Merger shall be consummated in accordance with this Agreement and the DLLCA and evidenced by a certificate of merger between Second Merger Sub and the Surviving Corporation (the “Second Certificate of Merger”), such Second Merger to be consummated immediately upon filing of the Second Certificate of Merger or at such later time as may be agreed by Parent and the Surviving Corporation in writing and specified in the Second Certificate of Merger (the “Second Effective Time”).

2.02    Effects of the Mergers.

(a)    The First Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing and subject thereto, by virtue of the First Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and First Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and First Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)    The Second Merger shall have the effects set forth in this Agreement and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of the Second Merger and without further act or deed, at the Second Effective Time, all of the property, rights, privileges, powers and franchises of the Surviving Corporation and Second Merger Sub shall vest in the Surviving Entity and all of the debts, liabilities and duties of the Surviving Corporation and Second Merger Sub shall become the debts, liabilities and duties of the Surviving Entity.

2.03    Closing. Subject to the terms and conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article X shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article X of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, (a) the Company and First Merger Sub shall cause the First Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Sections 251 and 103 of the DGCL and (b) as soon as practicable following the Effective Time, but in all events within two (2) Business Days after the Closing Date, the Surviving Corporation and Second Merger Sub shall cause the Second Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 264 of the DGCL and Section 18-209 of the DLLCA.

2.04    Closing Certificates. No sooner than five (5) nor later than two (2) Business Days prior to the Closing Date:

(a)    Parent shall provide to the Company written notice (the “Parent Closing Certificate”) setting forth: (i) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Class A Stock pursuant to the Offer; (ii) the number of shares of Parent Class A Stock to be outstanding as of the Closing after giving effect to the redemptions pursuant to the Offer; (iii) the amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Parent Expenses; (iv) a list of the Outstanding Parent Expenses; and (v) the outstanding Indebtedness of Parent as of the Closing.

(b)    The Company shall provide to Parent written notice (the “Company Closing Certificate”) setting forth: (i) the capitalization of the Company; (ii) the number of Company Stock Adjusted Fully Diluted Shares; (iii) the Per Share Company Stock Consideration for each Company Stockholder; (iv) the Earn Out Pro Rata Share for each Company Stockholder; (v) a list of the Outstanding Company Expenses; (vi) the outstanding Indebtedness of the Company as of the Closing (the “Company Closing Indebtedness”); and (vii) the amount of all Cash and Cash Equivalents of the Company as of the date of the Company Closing Certificate.

2.05    Certificate of Incorporation and Bylaws of the Surviving Corporation and the Surviving Entity. Subject to Section 8.01, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Luminar Technologies, Inc.”. Subject to Section 8.01, at the Second Effective Time, the certificate of formation and operating agreement of the Surviving Entity shall be amended to read the same as the certificate of formation and operating agreement of Second Merger Sub as in effect immediately prior to the Second Effective Time, except that the name of the Surviving Entity shall be “Luminar Holdco, LLC”.

2.06    Directors and Officers of the Surviving Corporation and the Surviving Entity.

(a)    The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) each person set forth on Schedule 2.06(a) shall be appointed to the Board of Directors of the Surviving Corporation, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Corporation pursuant to the preceding sentence shall remain in office as a director of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(b)    Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)    Immediately following the Second Effective Time the (i) directors of the Surviving Corporation shall be the managers of the Surviving Entity and (ii) officers of the Surviving Corporation shall be the officers of the Surviving Entity, in each case, as set forth in the operating agreement of the Surviving Entity.

2.07    Tax Free Reorganization Matters. The parties hereto intend that, for U.S. federal income Tax purposes, the Mergers will be treated as an integrated transaction and together will qualify as a single “reorganization” within the meaning of Section 368(a) of the Code to which each of Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). None of the parties hereto shall (and each party hereto shall cause its Affiliates not to) take any action (or fail to take any reasonable action) which action (or failure to act), whether before or after the Mergers, would reasonably be expected to prevent or impede the Mergers from qualifying as a “reorganization” within the meaning of Section 368 of the Code, and each party hereto shall report, for U.S. federal income Tax purposes, (i) the Mergers as an integrated transaction and a single “reorganization” within the meaning of Section 368 of the Code and (ii) that no gain or loss will be recognized by holders of Company Stock as a result of the receipt of Parent Class A Stock and Parent Class B Stock (including any Earn Out Shares) pursuant to the First Merger, except with respect to cash received in lieu of fractional shares, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

ARTICLE III

EFFECTS OF THE MERGERS

3.01    Treatment of Capital Stock in the First Merger. Subject to the provisions of this Agreement:

(a)    at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Stock (other than Company Class B Stock) that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares and shares of unvested Company Restricted Stock), shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this Section 3.01(a) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV, issuable in Parent Class A Stock, and following the conversion of the shares of Company Stock (other than Company Class B Stock) into the right to receive the Per Share Company Stock Consideration pursuant to this Section 3.01(a) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV, all of the shares of Company Stock so converted shall no longer be outstanding and shall cease to exist, and such holder of Company Stock (other than Company Class B Stock) shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Company Stock Consideration pursuant to this Section 3.01(a) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV;

(b)    at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of Company Class B Stock that is issued and outstanding immediately prior to the Effective Time (other than the Dissenting Shares), shall thereupon be converted into the right to receive, and the holder of such share of Company Class B Stock shall be entitled to receive, the Per Share Company Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV, issuable in Parent Class B Stock, and following the conversion of the shares of Company Class B Stock into the right to receive the Per Share Company Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV, all of the shares of Company Class B Stock so converted shall no longer be outstanding and shall cease to exist, and each holder of the Company Class B Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Company Stock Consideration pursuant to this Section 3.01(b) and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV;

(c)    at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of common stock, par value $0.01 per share, of First Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one (1) validly issued fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time; and

(d)    at the Effective Time, by virtue of the First Merger and without any action on the part of any holder thereof, each share of capital stock of the Company held in the treasury of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

3.02    Treatment of Capital Stock and Equity Interests in the Second Merger. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any Company Stockholder or the holders of any shares of capital stock or other equity interests of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the membership interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the membership interests of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the membership interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

3.03    Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Stock, will be appropriately adjusted to provide to the holders of such shares the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.03 shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

3.04 Delivery of Per Share Company Stock Consideration.

(a)    Concurrently with the mailing of the Consent Solicitation Statement, Parent shall cause to be mailed to each Company Stockholder a letter of transmittal substantially in the form of Exhibit F hereto, with such changes as may be required by Continental, acting in its capacity as the exchange agent (the “Exchange Agent”), and reasonably acceptable to the Company (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected only upon delivery of the Letter of Transmittal to the Exchange Agent in accordance with the instructions thereto.

(b)    Upon the receipt of a Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, the Company Stockholder holding such shares of Company Stock shall be entitled to receive in exchange therefor, the Per Share Company Stock Consideration into which such shares of Company Stock have been converted pursuant to Section 3.01, and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share) pursuant to Article IV. Until surrendered as contemplated by this Section 3.04(b), each share of Company Stock shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Per Share Company Stock Consideration and Earn Out Shares which the Company Stockholders holding shares of Company Stock were entitled to receive in respect of such shares pursuant to this Section 3.04(b). The delivery of the Per Share Company Stock Consideration and Earn Out Shares shall be made in accordance with the allocation set forth on the Company Closing Certificate as described in Section 2.04(b).

3.05    Conversion of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering the Company Stock Plan) shall adopt such resolutions or take such other actions as may be required to effect the following:

(a)    Effective as of the Effective Time, each Company Stock Option, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into an option to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.05(a) (each such resulting option, a “Rollover Option”). Each Rollover Option shall be subject to the same terms and conditions as were applicable to such corresponding Company Stock Option immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (i) each such Rollover Option shall be exercisable solely for shares of Parent Class A Stock; (ii) the number of shares of Parent Class A Stock subject to each Rollover Option shall be determined by multiplying the number of shares of Company Class A Stock subject to the Company Stock Option by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (iii) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Rollover Option shall be determined by dividing the per share exercise price for the shares of Company Class A Stock subject to the Company Stock Option, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.

(b)    Effective as of the Effective Time, each award of Company Restricted Stock, to the extent then unvested and outstanding, shall automatically, without any action on the part of the holder thereof, be converted into a number of shares of Parent Class A Stock (the “Rollover Restricted Stock”) determined by multiplying the number of shares of Company Restricted Stock subject to such award by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock. Each share of Rollover Restricted Stock shall be subject to the same terms and conditions as were applicable to such corresponding share of Company Restricted Stock immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions.

(c)    Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of any Company Stock Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Class A Stock purchasable pursuant to such option shall be determined subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code.

(d)    At or prior to the Effective Time, the Company and the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary and sufficient to cause the Company Stock Plan to terminate as of the Effective Time (subject to the approval of the Parent Omnibus Incentive Plan Proposal as contemplated in Section 6.02(b)).

3.06    Conversion of Company Warrants. Effective as of the Effective Time, each Company Warrant, to the extent then outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of Parent Class A Stock at an adjusted exercise price per share, in each case, as determined under this Section 3.06 (each such resulting option, an “Assumed Warrant”). Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly, effective as of the Effective Time: (a) each such Assumed Warrant shall be exercisable solely for shares of Parent

Class A Stock; (b) the number of shares of Parent Class A Stock subject to each Assumed Warrant shall be determined by multiplying the number of shares of Company Stock subject to the Company Warrant by the Per Share Company Stock Consideration and rounding the resulting number down to the nearest whole number of shares of Parent Class A Stock; and (c) the per share exercise price for the Parent Class A Stock issuable upon exercise of such Company Warrant shall be determined by dividing the per share exercise price for the shares of Company Stock subject to the Company Warrant, as in effect immediately prior to the Effective Time, by the Per Share Company Stock Consideration, and rounding the resulting exercise price up to the nearest whole cent.

3.07    Withholding. Each of Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity and their respective Affiliates shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law. To the extent that Parent, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity or their respective Affiliates withholds such amounts with respect to any Person and pays such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes. In the case of any such payment payable to employees of the Company or its Affiliates in connection with the Mergers treated as compensation, the parties shall cooperate to pay such amounts through the Company’s or its Subsidiary’s payroll to facilitate applicable withholding.

3.08    Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Class A Stock or Parent Class B Stock shall be issued upon the conversion of Company Stock, as applicable pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of Parent Class A Stock or Parent Class B Stock. In lieu of the issuance of any such fractional share, Parent shall pay to each former Company Stockholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Class A Stock or Parent Class B Stock, as applicable, to which such holder otherwise would have been entitled but for this Section 3.08, multiplied by (b) $10.00.

3.09    Payment of Expenses and Company Indebtedness. On the Closing Date following the Closing, (a) Parent shall pay or cause to be paid by wire transfer of immediately available funds all Outstanding Parent Expenses and Outstanding Company Expenses as set forth on the Parent Closing Certificate and the Company Closing Certificate, respectively, and (b) if the amount of Closing Parent Cash plus the amount of all Cash and Cash Equivalents of the Company at the Closing exceeds $300,000,000, the Company shall pay or cause to be paid by wire transfer of immediately available funds the aggregate amount of the Company Closing Indebtedness as set forth on the Company Closing Certificate.

3.10    Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock outstanding immediately prior to the Effective Time and owned by a Company Stockholder who is entitled to demand and has properly demanded appraisal for such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, “Dissenting Shares”), shall not be converted into the right to receive the Per Share Company Stock Consideration and the Earn Out Shares and shall instead entitle such Company Stockholder only to such rights as may be granted to him, her or it under the DGCL. If any such Company Stockholder fails to perfect or otherwise waives, withdraws or loses such Company Stockholder’s right to appraisal under Section 262 of the DGCL (or other applicable Law), then such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Per Share Company Stock Consideration and the Earn Out Shares (in accordance with their respective Earn Out Pro Rata Share), as applicable, in accordance with this Article III and Article IV, as applicable. The Company shall give Parent prompt notice (and in any event within one (1) Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL, and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

ARTICLE IV

EARN OUT

4.01    Issuance of Earn Out Shares.

(a)    Following the Closing, and as additional consideration for the Merger and the other Transactions, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to each Company Stockholder (including for this purpose each holder of Company Restricted Stock) (in accordance with its respective Earn Out Pro Rata Share) the following shares of Parent Class A Stock or Parent Class B Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Parent Class A Stock or Parent Class B Stock occurring on or after the Closing, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)    upon the occurrence of Triggering Event I, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time;

(ii)    upon the occurrence of Triggering Event II, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time;

(iii)    upon the occurrence of Triggering Event III, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time;

(iv)    upon the occurrence of Triggering Event IV, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of

Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time;

(v)    upon the occurrence of Triggering Event V, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time; and

(vi)    upon the occurrence of Triggering Event VI, a one time issuance of a number of Earn Out Shares equal to 1.25% of the total (A) outstanding shares of Parent Class A Stock and Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time.

(b)    For the avoidance of doubt, the Company Stockholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Stockholders be entitled to receive more than an aggregate number of Earn Out Shares equal to 7.5% of the total (A) outstanding shares of Parent Class A Stock and

Parent Class B Stock as of immediately following the Effective Time, plus (B) number of shares of Parent Class A Stock subject to the aggregate number of Rollover Options to be issued pursuant to Section 3.05(a) after the Effective Time, plus (C) number of shares of Rollover Restricted Stock to be issued pursuant to Section 3.05(b) after the Effective Time, plus (D) number of shares of Parent Class A Stock subject to the aggregate number of Assumed Warrants to be issued pursuant to Section 3.06 after the Effective Time.

4.02    Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Parent Class A Stock receiving a per share price equal to or in excess of the applicable Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (b) Parent shall issue the applicable Earn Out Shares to the Company Stockholders (in accordance with their respective Earn Out Pro Rata Share), and the Company Stockholders shall be eligible to participate in such Change of Control.

4.03    Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 4.02, shall be treated as an adjustment to the Aggregate Company Stock Consideration by the parties hereto for Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent, First Merger Sub and Second Merger Sub as follows:

5.01    Corporate Organization of the Company.

(a)    The Company has been duly incorporated, is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company Organizational Documents previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.

(b)    The Company is licensed or duly qualified and in good standing as a foreign company in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.02    Subsidiaries.

(a)    The Subsidiaries of the Company as of the date hereof are set forth on Schedule 5.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each Subsidiary. Each Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The certificate of incorporation and by-laws (or analogous organizational documents) of each of the Company’s Subsidiaries previously made available by the Company to Parent are true, correct and complete and are in effect as of the date of this Agreement.

(b)    As of the date hereof, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

5.03    Due Authorization.

(a)    The Company has all requisite company power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 5.05 and the adoption of this Agreement by holders of a majority of the voting power of the outstanding shares of Company Common Stock, Company Preferred Stock and Company Founders Preferred Stock, each on an “as converted basis”, voting together as a single class (the “Company Requisite Approval”)) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such other Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby.

(b)    At a meeting duly called and held, the Company Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders; (ii) approved the transactions contemplated by this Agreement; and (iii) resolved to recommend to the stockholders of the Company approval of each of the matters requiring Company Requisite Approval.

5.04    No Conflict. Except as set forth on Schedule 5.04 or on Schedule 5.05, the execution, delivery and performance of this Agreement and each other Transaction Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Company Organizational Documents or the certificate of formation, bylaws or other organizational documents of the Company’s Subsidiaries; (b) result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or its Subsidiaries, or any of their respective properties or assets; (c) violate or result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 5.13(a), or any Leased Real Property document to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected; or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.05    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for: (a) applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law; (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions; (c) applicable requirements of the Securities Laws; (d) the filing of the First Certificate of Merger in accordance with the DGCL; (e) the filing of the Second Certificate of Merger in accordance with the DLLCA and (f) as otherwise disclosed on Schedule 5.05 or Schedule 6.07.

5.06    Capitalization.

(a)    As of the date hereof, the authorized capital stock of the Company pursuant to the Company Certificate of Incorporation consists of (i) 31,500,000 shares of the Company Class A Stock, 9,841,350 of which are issued and outstanding as of the date of this Agreement; (ii) 7,711,738 shares of Company Class B Stock, none of which are issued and outstanding as of the date of this Agreement, (iii) 1,922,600 shares of the Company Founders Preferred Stock, 1,922,600 of which are issued and outstanding as of the date of this Agreement, (iv) 2,228,361 shares of the Company Series A Preferred Stock, 1,660,839 of which are issued and outstanding as of the date of this Agreement, (v) 163,306 shares of the Company Series A-1 Preferred Stock, 163,306 of which are issued and outstanding as of the date of this Agreement, (vi) 1,322,780 shares of the Company Series A-2 Preferred Stock, 1,322,780 of which are issued and outstanding as of the date of this Agreement, (vii) 223,548 shares of the Company Series A-3 Preferred Stock, 223,548 of which are issued and outstanding as of the date of this Agreement, (viii) 49,827 shares of the Company Series A-4 Preferred Stock, 49,827 of which are issued and outstanding as of the date of this Agreement, (ix) 137,715 shares of the Company Series A-5 Preferred Stock, 124,068 of which are issued and outstanding as of the date of this Agreement, (x) 247,420 shares of the Company Series A-6 Preferred Stock, 247,420 of which are issued and outstanding as of the date of this Agreement, (xi) 1,459,656 shares of the Company Series A-7 Preferred Stock, 1,459,656 of which are issued and outstanding as of the date of this Agreement, (xii) 385,777 shares of the Company Series A-8 Preferred Stock, 385,777 of which are issued and outstanding as of the date of this Agreement, (xiii) 748,674 shares of the Company Series A-9 Preferred Stock, 748,674 of which are issued and outstanding as of the date of this Agreement, (xiv) 252,801 shares of the Company Series A-10 Preferred Stock, 252,801 of which are issued and outstanding as of the date of this Agreement, (xv) 317,404 shares of the Company Series A-11 Preferred Stock, 317,404 of which are issued and outstanding as of the date of this Agreement and (xvi) 1,472,905 shares of the Company Series X Preferred Stock, none of which are issued and outstanding as of immediately prior to the Initial Closing (as defined in the Series X Stock Purchase Agreement). All of the issued and outstanding shares of Company Common Stock, Company Preferred Stock and Company Founders Preferred Stock (A) have been duly authorized and validly issued and are fully paid and nonassessable, (B) were issued in compliance in all material respects with applicable Securities Law, (C) were not issued in breach or violation of any preemptive rights or Contract, and (D) other than as contemplated by Company Equity Awards, are fully vested. Set forth on Schedule 5.06(a) is a true, correct and complete list of each Company Stockholder or holder of other equity interests of the Company (other than Company Equity Awards) and the number of shares of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other equity interests held by each such holder as of the date hereof and any restrictions thereon. Except as set forth on Schedule 5.06(a) or pursuant to the Company Stock Plan, as of the date hereof there are no other shares of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)    Assuming all of the shares of the Company Series X Preferred Stock are sold pursuant to the Series X Stock Purchase Agreement, such shares shall be converted into the right to receive no less than 17,000,000 shares of Parent Class A Stock pursuant to Section 3.01(b); provided, that the foregoing number of shares of Parent Class A Stock to be issued pursuant to Section 3.01(b) shall be increased proportionately in the event there is a Subsequent Series X Financing Amount.

(c)    Except for: (i) Company Equity Awards granted pursuant to the Company Stock Plan; (ii) the Company Preferred Stock; (iii) the Company Founders Preferred Stock; and (iv) the Company Warrants, as of the date hereof, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Common Stock or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 5.06(b) and as of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote. Except as set forth on Schedule 5.06(b), as of the date hereof the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Equity Award, Schedule 5.06(b) sets forth, as of the date hereof, the name of the holder of such Company Equity Award, the type of award (including whether such Company Equity Award is intended to qualify as an incentive stock option or a nonqualified stock option (if applicable)), the date of grant, the vesting schedule (including acceleration events and other events of forfeiture), the number of vested and unvested shares of Company Common Stock covered by such Company Equity Award (on a converted basis), the purchase price (if applicable), the cash exercise price or strike price per share of such Company Equity Award (if applicable) and the applicable expiration date. Each Company Equity Award was granted, in all material respects, in accordance with the terms of the Company Stock Plan and in compliance with all applicable Laws. No Company Stock Option is subject to Section 409A of the Code and, to the knowledge of the Company, each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.

(d)    As of the date hereof, the outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries: (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, other than with respect to the Company Equity Awards, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries. Other than with respect to the Company Equity Awards, as of the date hereof, there are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 5.06(d), there are no outstanding bonds, debentures, notes or other indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 5.06(d), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries.

(e)    As of the date hereof, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than (i) Permitted Liens and (ii) any restrictions on sales of securities under applicable Securities Laws. Except as set forth on Schedule 5.06(e), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

5.07    Financial Statements. Attached as Schedule 5.07 are the unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018 and as of December 31, 2019 and the unaudited consolidated or combined income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows of the Company and its Subsidiaries for the same periods(the “Year End Financial Statements”) and (b) the unaudited condensed consolidated balance sheets of the Company and its Subsidiaries as of June 30, 2020 and the unaudited condensed consolidated statements of operations, statements of comprehensive income (loss), cash flows and changes in equity of the Company and its Subsidiaries as of June 30, 2020 (the “Interim Financial Statements” and, together with the Year End Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except for the absence of footnotes or the inclusion of limited footnotes and other presentation items and normal year-end adjustments, none of which will be material) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. As of the date hereof, there are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company or any of its Subsidiaries with respect to calendar years 2018 and 2019.

5.08    Undisclosed Liabilities. There is no material liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto), prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations: (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto; (b) that have arisen since June 30, 2020 in the ordinary course of the operation of business of the Company and its Subsidiaries; (c) disclosed in the Company Schedules; or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

5.09    Litigation and Proceedings. There are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against the Company or its Subsidiaries, or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries or any property, asset or business of the Company or its

Subsidiaries is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole, other than with respect to routine audits, examinations or investigations conducted by a Governmental Authority in the ordinary course of business pursuant to a Contract. There is no unsatisfied judgment or any open injunction binding upon the Company or its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or its Subsidiaries to consummate the Transactions.

5.10    Compliance with Laws.

(a)    Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and/or its Subsidiaries, the Company and its Subsidiaries are, and since December 31, 2017 have been, in compliance in all material respects with all applicable Laws with respect to the conduct of its and their business or the ownership or operation of its and their business. Neither of the Company nor its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2017, which violation, individually or in the aggregate, would be material to the Company and/or its Subsidiaries.

(b)    In the last five (5) years: (i) there has been no action taken by the Company, its Subsidiaries or any officer, director, manager, employee, or, to the knowledge of the Company, agent, representative, sales intermediary, or other Person acting for or on behalf of the Company or its Subsidiaries in violation of any applicable Anti-Corruption Law; (ii) neither the Company nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither the Company nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; and (iv) neither the Company nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)    Neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, managers, or employees, nor to the knowledge of the Company, any of their respective agents, representatives, sales intermediaries, or any other Person acting for or on behalf of Company or any of its Subsidiaries (i) is a Person with whom transactions are prohibited or limited under any economic sanctions Laws administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Laws relating to economic sanctions within the last five (5) years. Schedule 5.10(c)(i) sets forth all of the products, technologies, technical data, and other items that the Company produces, exports, imports, or otherwise handles that are listed on the Commerce Control List (Supplement No. 1 to Part 774 of Title 15 of the Code of Federal

Regulations) or the U.S. Munitions List (Part 121 of Title 22 of the Code of Federal Regulations, “USML”), and their associated Export Control Classification Numbers and USML Category numbers. Except as set forth on Schedule 5.10(c)(ii), the Company and its Subsidiaries are, and for the past five (5) years have been, in possession of and in compliance with any and all licenses, registrations, and permits that may be required for their lawful conduct under economic sanctions, import, and export control Laws, including the Export Administration Regulations and International Traffic in Arms Regulations, and within the past five (5) years, neither the Company nor any of its Subsidiaries has made any voluntary disclosure to any Governmental Authority relating to sanctions, import, or export control Laws; been the subject of any investigation or inquiry regarding compliance with such Laws; or been assessed any fine or penalty under such Laws.

5.11    Intellectual Property.

(a)    Schedule 5.11(a) sets forth, as of the date hereof, (i) a true and complete list of all Company Registered Intellectual Property (specifying for each item: (A) the record owner and, if different from the record owner, the beneficial owner; (B) the jurisdiction in which such item has been issued, registered or filed; (C) the issuance, registration or application date; and (D) the issuance, registration or application number) and (ii) a true and complete list of all material unregistered Owned Intellectual Property. All renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Company Registered Intellectual Property in full force and effect have been timely submitted or paid in full, except where the failure to timely submit such filings and fees would not be material to the business of the Company or any of its Subsidiaries. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, all issuances and registrations included in the Company Registered Intellectual Property are valid and enforceable in accordance with applicable Law.

(b)    The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). The Company or one of its Subsidiaries has valid and enforceable rights to use, pursuant to a written license, sublicense, agreement or permission, all Licensed Intellectual Property, free and clear of all Liens (other than Permitted Liens). To the knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property (collectively, the “Company Intellectual Property”) constitute all Intellectual Property used in, and necessary and sufficient for, the conduct and operation of the business of the Company and its Subsidiaries, as presently conducted and as presently proposed to be conducted immediately following the Closing.

(c)    None of the Company or any of its Subsidiaries, the conduct of the business of the Company or any of its Subsidiaries, or any Owned Intellectual Property has infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, or is infringing, misappropriating (or constitutes or results from the misappropriation of) or otherwise violating any Intellectual Property, other than Patents, of any Person, or, to the knowledge of the Company, any Patents of any Person. None of the Company or any of its Subsidiaries has received from any Person in the past six (6) years any written (or to the knowledge of the Company, unwritten) notice, charge, complaint, claim or other assertion: (i) of any infringement, misappropriation or other violation of any Intellectual Property of any Person; (ii) inviting the Company or any of its Subsidiaries to take a license under any Intellectual Property of any Person in a manner that would reasonably be construed as notice of infringement; or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. To the knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Company Intellectual Property. No such claims have been made in writing against any Person by the Company or any of its Subsidiaries in the past six (6) years. None of the Owned Intellectual Property is subject to any pending or outstanding order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d)    To the knowledge of the Company, no past or present director, officer or employee of the Company or any of its Subsidiaries owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any material Owned Intellectual Property. Each of the past and present directors, officers, employees, consultants and independent contractors of the Company or any of its Subsidiaries who are engaged in creating or developing for or on behalf of the Company or such Subsidiary any material Owned Intellectual Property in the course of such Person’s employment or engagement has executed and delivered a written agreement, pursuant to which such Person has (i) agreed to hold all confidential information of the Company or such Subsidiary in confidence both during and after such Person’s employment or retention, as applicable, and (ii) presently assigned to the Company or such Subsidiary all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for the Company or such Subsidiary in the course of such Person’s employment or retention thereby (each, an “Invention Assignment Agreement”). To the knowledge of the Company, there is no material uncured breach by any such Person with respect to material Intellectual Property under any such Invention Assignment Agreement.

(e)    No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been or is being used to create, in whole or in part, any material Owned Intellectual Property.

(f)    The Company and each of its Subsidiaries, as applicable, has taken commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets included in the Owned Intellectual Property and all Trade Secrets of any Person to whom the Company or any of its Subsidiaries has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Company or any of its Subsidiaries has been authorized to be disclosed, or, to the knowledge of the Company, has been disclosed to any of the Company’s or any of its Subsidiaries’ past or present employees or any other Person, other than as subject to a written agreement restricting the disclosure and use of such Trade Secret or who is under a duty to protect such Trade Secret (e.g. attorneys).

(g)    None of the source code or related materials for any Owned Company Software has been licensed or provided to, or used or accessed by, any Person (other than employees or contractors of the Company or any of its Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code or related materials). Neither the Company nor any of its Subsidiaries is a party to any source code escrow contract or any other contract (or a party to any contract obligating the Company or such Subsidiary to enter into a source code escrow contract or other contract) requiring the deposit of any source code or related materials for any Owned Company Software. To the knowledge of the Company, no Person other than the Company and its Subsidiaries is in possession of, or has rights to possess, any source code or related materials for any Owned Company Software.

(h)    The Company and each of its Subsidiaries have complied and do comply with all license terms applicable to any item of Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Owned Company Software. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Owned Company Software, in each case, in a manner that requires or obligates the Company or any of its Subsidiaries to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code included in the Owned Company Software; (ii) license any Owned Company Software for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Owned Company Software for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing, any of its Patents.

(i)    To the knowledge of the Company, the Owned Company Software is free from any defect, virus or programming, design or documentation error or corruptant that would have a material effect on the operation or use of the Owned Company Software. To the knowledge of the Company, none of the Owned Company Software: (i) contains any Contaminants; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Company and each of its Subsidiaries implement and maintain in all material respects, and have during the past three (3) years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data.

(j)    The Company or one of its Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all IT Systems. The IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) to the knowledge of the Company, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the IT Systems, except as disclosed in their documentation or (B) enable or assist any Person to access without authorization any IT Systems. To the knowledge of the Company, during the past three (3) years there has been no unauthorized access to or breach or violation of any IT Systems. In the past three (3) years, there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such IT Systems that have caused or could reasonably be expected to result in the substantial disruption of or interruption in or to the use of such IT Systems or the conduct and operation of the business of the Company or any of its Subsidiaries.

(k)    Neither the execution and delivery of this Agreement or other Transaction Agreements nor the consummation of the Transactions (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) the release, disclosure or delivery of any source code included in the Owned Company Software to any Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property; or (v) the material breach of, or creation on behalf of any Person of the right to terminate or materially modify any Contract relating to any material Owned Intellectual Property or material Licensed Intellectual Property.

5.12    Data Privacy.

(a)    The Company, each of its Subsidiaries and any Person acting for or on the behalf of the Company or any of its Subsidiaries have at all times complied in all material respects with: (i) all applicable Privacy Laws; (ii) all the Company’s and its Subsidiaries’ policies and notices regarding Personal Information; and (iii) all of the Company’s and its Subsidiaries’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information. The Company and its Subsidiaries have implemented and maintained adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. The Company and its Subsidiaries have not received any written notice of any claims (including notice from third parties acting on their behalf) of, or been charged with, the violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information, nor has the Company or any of its Subsidiaries received any written notice of investigations or inquiries from relevant authorities related to the same. To the knowledge of the Company, there are no facts or circumstances that could form the basis of any such notice or claim. None of the Company’s or its Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive.

(b)    The Company and its Subsidiaries have (i) implemented and at all times maintained reasonable and appropriate technical and organizational safeguards, which safeguards are at least consistent with practices in the industry in which the Company and its Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) ensured that all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or its Subsidiaries have agreed to comply with applicable Privacy Laws and have taken reasonable steps, including by making contractual commitments to the extent required by applicable Privacy Laws, to maintain the privacy and confidentiality of Personal Information and to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure. To the knowledge of the Company, any third party who has provided Personal Information to the Company has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c)    To the knowledge of the Company, there have been no breaches, security incidents or misuse of or unauthorized access to or unauthorized disclosure of any Personal Information in the possession or control of the Company or any of its Subsidiaries or collected, used or processed by or on behalf of the Company or any of its Subsidiaries and the Company and its Subsidiaries have not provided or been required to provide any notices to any Person in connection with a disclosure of Personal Information. The Company and its Subsidiaries have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in their possession or control. The Company and its Subsidiaries have remediated any material privacy or data security issues or vulnerabilities identified in the audits and testing conducted to-date. Neither the Company, its Subsidiaries nor any third party acting at the direction or authorization of the Company or any of its Subsidiaries has paid (i) any perpetrator of any data breach incident or cyber-attack or (ii) any third party with actual or alleged information about a data breach incident or cyber attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d)    The execution, delivery and performance of the transactions contemplated by this Agreement including the transfer of Personal Information in connection with such transactions, will not, in any material respect, violate: (i) any applicable Privacy Laws; (ii) the Company’s and its Subsidiaries’ privacy policies as they currently exist or as they existed at any time during which any of such Personal Information was collected or obtained; or (iii) applicable contractual obligations of the Company and its Subsidiaries. The Company and its Subsidiaries are not subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit the Parent, the Company or its Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and its Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing.

5.13    Contracts; No Defaults.

(a)    Schedule 5.13(a) contains a listing of all Contracts (other than purchase orders and Company Benefit Plans) described in clauses (i) through (xiv) below to which, as of the date of this Agreement, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.13(a) have been delivered to or made available to Parent or its agents or representatives.

(i)    each employee collective bargaining Contract or other Contract with any union representing, purporting to represent, or seeking to represent, any group of Company employees;

(ii)    any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole, other than click-wrap, shrink-wrap and off-the-shelf software licenses, and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $25,000 per year or (B) licenses to a third party to use Owned Intellectual Property or Owned Company Software (other than any licenses granted to customers, suppliers or service providers in the ordinary course of business);

(iii)    any Contract that (A) provides for any invention, creation, conception or other development of any Intellectual Property (1) by the Company or any of its Subsidiaries for any other Person, (2) by the Company or any of its Subsidiaries jointly with any other Person or (3) for the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (B) provides for the assignment or other transfer of any ownership interest in any Intellectual Property (1) to the Company or any of its Subsidiaries by any other Person (excluding any Invention Assignment Agreements) or (2) by the Company or any of its Subsidiaries to any other Person;

(iv)    any Contract, other than teaming agreements entered into in connection with the pursuit of a specific Contract with a Governmental Authority or subcontract thereto or customary non-disclosure agreements, which restricts in any material respect or contains any material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory;

(v)    any Contract under which the Company or its Subsidiaries has: (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness having a principal or stated amount in excess of $200,000 and excluding guarantees of performance under Contracts with Governmental Authorities entered into in the ordinary course of business; (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness having a principal or stated amount in excess of $200,000; or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(vi)    any (A) principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since December 31, 2017 of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), other than Contracts for the purchase or sale of inventory or supplies entered into in the ordinary course of business, and (B) to the extent not contemplated by clause (A), Contract pursuant to which the Company or any of its Subsidiaries has an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, any earn-out, backend payment or similar obligation, in connection with any completed acquisition or disposition by the Company or such Subsidiaries;

(vii)    any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $200,000 or, together with all related Contracts, in excess of $500,000, in each case, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;

(viii)    any Contract expected to result in revenue or require expenditures in excess of $200,000 in the calendar year ended December 31, 2019 or any subsequent calendar year;

(ix)    other than any Contract which has a value less than $200,000, any Contract between the Company or its Subsidiaries, on the one hand, and any Company Stockholder, on the other hand, that will not be terminated at or prior to the Closing;

(x)    any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole;

(xi)    any Contract with a Significant Customer or a Significant Supplier;

(xii)    any Contract involving any resolution or settlement of any actual or threatened Actions or other disputes which has a value greater than $500,000 or imposes continuing obligations on the Company or its Subsidiaries, including injunctive or other non-monetary relief;

(xiii)    any Contract with an executive officer of the Company or its Subsidiaries, or any Contract with any other employee or independent contractor of the Company or its Subsidiaries, in each case, with an annual base salary in excess of $250,000, which provides for change in control, retention or similar payments; and

(xiv)    any Contract with a Governmental Authority that involves aggregate payments to the Company or any of its Subsidiaries that are reasonably expected to be in excess of $200,000.

(b)    With respect to any Contract of the type described in Section 5.13(a), whether or not set forth on Schedule 5.13(a): (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries that are party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in breach of or default (or would be in breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since December 31, 2018, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract which individually or the aggregate, would be reasonably likely to be material to the Company or its Subsidiaries, taken as a whole; (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since December 31, 2018 through the date hereof, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.14    Company Benefit Plans.

(a)    Schedule 5.14(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means, whether or not material, any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or under which the Company or its Subsidiaries has or could reasonably be expected to have any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements.

(b)    With respect to each material Company Benefit Plan, the Company has delivered or made available to Parent or its representatives correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable: (i) the current plan document and any trust agreement relating to such plan; (ii) the most recent summary plan description, to the extent a summary plan description is required for such plan; (iii) if applicable, the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable); (iv) the most recent actuarial valuation, if applicable; (v) any non-routine communications with any Governmental Authority during the past three (3) years; and (vi) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (or applicable comparable Governmental Authority).

(c)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements to the extent required under GAAP.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter as to its qualification; or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred or condition exists that would reasonably be expected to adversely impact any such plans or result in the loss of the tax-qualified status of such plans.

(e)    Neither the Company nor any of its Subsidiaries or ERISA Affiliates sponsors, maintains, contributes to or was required to contribute to, or had any liability in respect of (including by reason of sponsoring, maintaining or contributing to or having an obligation to contribute to), at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, regardless of whether or not it is subject to Title IV of ERISA. No circumstance or condition exists that would result in any liability of the Company or any of its Subsidiaries to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one (1) employer under Section 414(b), (c), (m) or (o) of the Code. No Company Benefit Plan is a (i) multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code) or (ii) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health, life or disability insurance following retirement or other termination to any current or former director, employee or independent contractor of the Company or any Subsidiary (or any dependent or beneficiary thereof).

(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) with respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened, and (ii) there are no actions or claims (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, and to the knowledge of the Company, there are no facts or circumstances that could form the basis for any such actions or claims. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not exempt under Section 408 of ERISA and regulatory guidance issued thereunder, and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to which the Company or its Subsidiaries or any Company Benefit Plan would reasonably be expected to have any material liability.

(g)    Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) or benefit becoming due to any current or former stockholder, director, officer, employee or independent contractor of the Company or any its Subsidiaries, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of the Company or any its Subsidiaries; (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of the Company or its Subsidiaries to payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries or Affiliates; or (iv) result in any new obligation pursuant to any of the Company Benefit Plans; provided that the foregoing shall not include arrangements entered into by Parent prior to the Closing Date.

(h)    No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of cash or property or the cancellation of indebtedness) by any current or former employee, officer, director or other individual service provider of the Company or any Subsidiary of the Company as a result of the consummation of the transactions contemplated by this Agreement could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(i)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code has been operated in all material respects in compliance with Section 409A of the Code. No Company Benefit Plan or award thereunder provides to any “service provider” (within the meaning of Section 409A of the Code) of the Company or its Subsidiaries any compensation or benefits which have subjected or could reasonably be expected in the future to subject such service provider to gross income inclusion or additional Tax pursuant to Section 409A(a)(1) of the Code. No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code or otherwise.

(j)    There is no action currently contemplated by the Company or its Subsidiaries, and no action has been taken by the Company or its Subsidiaries, in respect of any current or former employee or independent contractor of the Company or its Subsidiaries or such individuals’ compensation or benefits, in each case, in response to the COVID-19 pandemic.

5.15    Labor Matters.

(a)    (i) Except for the Contracts listed on Schedule 5.13(a), neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries; (ii) no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification; and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries: (i) is in compliance with all applicable Laws regarding employment and employment practices, including all laws respecting terms and conditions of employment, employee classification (including, but not limited to, the proper classification of employees and independent contractors and the proper classification of exempt and non-exempt employees), non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and

any similar state or local “mass layoff” or “plant closing” Law, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, unemployment insurance, the provision and administration of meal and rest periods/breaks, collective bargaining, harassment, retaliation, civil rights, background checks and screenings, privacy and biometric screening laws, paid sick days/leave entitlements and benefits (including the federal Emergency Paid Sick Leave Act), family and medical leave and other leaves of absence (including the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c)    Since January 1, 2018, neither the Company nor any of its Subsidiaries have experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(d)    The Company has not taken any action relating to any employee or worksite that would require the service of a notice under WARN, taking into account any temporary or permanent modification or guidance with respect to such Laws as a result of COVID-19 within the six (6) months prior to the date of this Agreement and no such events are reasonably expected to occur prior to Closing. The Company has not engaged in any temporary layoffs, furloughs, or hours reductions that would trigger notice requirements under WARN were such temporary layoff, furlough, or hours reduction to last for at least six (6) months and no such events are reasonably expected to occur prior to Closing.

(e)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(f)    Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no individuals who perform or have performed services for the Company or any of its Subsidiaries have been improperly included or excluded from any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has notice of any pending or threatened inquiry or audit from any Governmental Authority concerning any such classifications.

(g)    During the past five (5) years, to the knowledge of the Company, there have been no employment discrimination or employment harassment allegations raised, brought, threatened, or settled relating to any appointed officer, director, executive, or manager of the Company or any of its Subsidiaries. The policies and practices of the Company and its Subsidiaries are in compliance with all federal, state, and local Laws concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(h)    To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information.

(i)    The Company is in compliance in all material respects with all government orders restricting activity, such as “stay-at-home” orders or business closure orders, or other similar directives issued by federal, state, or local executive authorities applicable to any location in which the Company operates.

5.16    Taxes.

(a)    All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects.

(b)    All material amounts of Taxes due and payable by the Company or its Subsidiaries have been timely paid.

(c)    Each of the Company and its Subsidiaries has (i) collected and withheld all material amounts of Taxes required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority in material compliance with applicable Law.

(d)    Neither the Company nor its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to Taxes due from such entities. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any amount of Taxes due from such entities. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)    No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction. Neither the Company nor any of its Subsidiaries engages (or has engaged in the five (5) years prior to the date of this Agreement) in a trade or business or has (or has had in the five (5) years prior to the date of this Agreement) a permanent establishment in a country other than the country in which such entity is incorporated or otherwise organized.

(f)    Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g)    Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing, other than in the ordinary course of business; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing.

(h)    There are no Liens for material amounts of Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(i)    Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise (except, in each case, under any agreements that are commercial contracts entered into in the ordinary course of business not primarily related to Taxes).

(j)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements under which the Company or any of its Subsidiaries could be liable after the Closing Date for any Tax liability imposed on any Person other than the Company or any of its Subsidiaries (except, in each case, for any such agreements that are commercial contracts entered into in the ordinary course of business not primarily relating to Taxes).

(k)    Neither the Company nor any of its Subsidiaries has made an entity classification election pursuant to Treasury Regulation Section 301.7701-3 to be classified as other than such entity’s default classification pursuant to Treasury Regulation Section 301.7701-3(b) for U.S. federal income tax purposes.

(l)    Neither the Company nor any of its Subsidiaries is, and each has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m)    Each of the Company and its Subsidiaries is in material compliance with Section 482 of the Code and any other applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of each of the Company and its Subsidiaries.

(n)    To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(o)    Neither the Company nor its Subsidiaries are bound with respect to any current or any future taxable period by any closing agreement (within the meaning of Section 7121 of the Code), private letter ruling, technical advice or other ruling or written agreement with a Governmental Authority, in each case, that could affect the liability for Taxes of the Company or any of its Subsidiaries following the Closing.

(p)    The Company has not made an election under Section 965(h) of the Code.

(q)    Neither the Company nor its Subsidiaries (i) has deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, or (ii) during the COVID-19 Quarantine Period, had employees teleworking from a state other than their regular work location or had an employee continue to telework (other than employees that regularly teleworked before the COVID-19 Quarantine Period) following the end of the COVID-19 Quarantine Period applicable to such employee’s work location.

(r)    Neither the Company nor any of its Subsidiaries is subject to any gain recognition agreement under Section 367 of the Code.

(s)    No Subsidiary of the Company (i) has an investment in “United States property” within the meaning of section 956(c) of the Code or (ii) has been a passive foreign investment company within the meaning of section 1297 of the Code. No Subsidiary of the Company generates a material amount of income described in Sections 951 or 951A of the Code.

5.17    Brokers’ Fees. Except as described on Schedule 5.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

5.18    Insurance. Schedule 5.18 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or its Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on Schedule 5.18, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date); (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (c) neither the Company nor its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened; and (d) no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

5.19    Real Property; Tangible Property.

(a)    The Company and its Subsidiaries do not own and have never owned any real property.

(b)    Schedule 5.19(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate annual payments in excess of $19,000 (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”). Each Real Estate Lease Document is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect. No material default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy by the Company and its Subsidiaries of the Leased Real Property and any improvements made by the Company and its Subsidiaries thereon (A) are prohibited by any Lien or law other than Permitted Liens or (B) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(c)    The Company or one of its Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Company and its Subsidiaries (A) constitute all of the assets, rights and properties that are necessary in all material respects for the operation of the businesses of the Company and its Subsidiaries as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Company and its Subsidiaries as currently conducted; and (B) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

5.20    Environmental Matters. Except as disclosed on Schedule 5.20:

(a)    the Company and its Subsidiaries are and, during the last three (3) years, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying in all material respects with Permits required under Environmental Laws;

(b)    to the knowledge of the Company, there has been no release of, or exposure of any Person to, any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or its Subsidiaries’ operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company owned or leased such property, except as would not reasonably be expected to require investigation or remediation or result in the incurrence of material liability, in each case, pursuant to Environmental Law;

(c)    neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)    there has been no past Action, and no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law;

(e)    neither the Company nor any Subsidiary has assumed by contract any material liability of any other Person arising under Environmental Law or relating to Hazardous Materials; and

(f)    the Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents in its possession, custody or control relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company may be liable.

5.21    Absence of Changes.

(a)    Except as contemplated by the Agreement, since December 31, 2019, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)    Except as contemplated by this Agreement, from June 30, 2020 through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices, and (ii) have not taken any action that (A) would require the consent of Parent pursuant to Section 7.01 if such action had been taken after the date hereof and (B) would reasonably be considered to be material to the Company and its Subsidiaries, taken as a whole, other than such actions taken in the ordinary course of business consistent with past practice.

5.22    Significant Customers and Suppliers.

(a)    Schedule 5.22(a) sets forth for the twelve (12) months ended December 31, 2019 each of the ten (10) largest (i) customers of the Company and its Subsidiaries, based upon the amount of revenue generated by the Company and its Subsidiaries from such customers (collectively, the “Significant Customers”), and (ii) suppliers of the Company and its Subsidiaries, based upon the amount of expenditures paid by the Company and its Subsidiaries to such suppliers (collectively, the “Significant Suppliers”). As of the date hereof, there are no outstanding, and since December 31, 2017 and through the date hereof, there have not been any, material disputes between the Company or any of its Subsidiaries and any of the Significant Customers or the Significant Suppliers.

(b)    Since January 1, 2019 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice that (i) any of the Significant Customers or the Significant Suppliers intends to stop, or materially decrease the rate of, its business with the Company and its Subsidiaries after the Closing, or (ii) there has been or will be any material adverse change in the price of such goods, services or rights provided to or by any such Significant Customer or Significant Supplier, as applicable, or that any such Significant Customer or Significant Supplier will not provide or require such goods, services or rights, as applicable, at any time on or after the Closing Date on terms and conditions substantially similar to the current terms applicable to such Significant Customer’s or Significant Supplier’s dealings with the Company and its Subsidiaries or its or their respective Affiliates, subject to customary price increases consistent with past practices. To the knowledge of the Company, no Significant Customer or Significant Supplier has otherwise given the Company or its Subsidiaries any indication or threatened the Company or its Subsidiaries in writing or orally that it will take any action described in the preceding sentence as a result of the consummation of the Transactions.

5.23    SBA PPP Loan. The Company has: (a) complied in all material respects with the Small Business Administration’s terms and conditions applicable to the SBA PPP Loan; (b) used the proceeds of the SBA PPP Loan only for “allowable uses” as described in Section 1102 of the CARES Act; and (c) kept necessary and appropriate records relating to the use of the SBA PPP Loan.

5.24    Affiliate Agreements. Except as set forth on Schedule 5.24 and except for the Company Benefit Plans, Contracts by or among the Company and any of its Subsidiaries or, in the case of any employee, officer or director, any employment Contract or Contract with respect to the issuance of equity in the Company, none of the Company or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (i) present or former executive officer or director of any of the Company or its Subsidiaries; (ii) beneficial owner (within the meaning of Section 13(d)

of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries; or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

5.25    Internal Controls. The Company maintains a system of internal accounting controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in conformity with GAAP. To the Company’s knowledge, the Company has not identified or been made aware of any fraud, whether or not material, that involves the management or other employees of the Company or any of the Company’s Subsidiaries that have a significant role in the Company’s internal control over financial reporting or any claim or allegation regarding any of the foregoing.

5.26    Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) each Material Permit is in full force and effect in accordance with its terms; (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or its Subsidiaries; (c) to the knowledge of the Company, none of the Material Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions; (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit; and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits in all material respects.

5.27    Registration Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.27, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not specifically supplied by or on behalf of the Company for use therein.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

Except as set forth in the Parent Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent) or in the Parent SEC Reports filed or furnished by Parent on or after January 8, 2019 (excluding (i) any disclosures in such Parent SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (ii) any exhibits or other documents appended thereto), each of Parent, First Merger Sub and Second Merger Sub represents and warrants to the Company as follows:

6.01    Corporate Organization.

(a)    Parent is duly incorporated and is validly existing as a corporation in good standing under the Laws of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of Parent previously delivered by Parent to the Company are true, correct and complete and are in effect as of the date of this Agreement. Parent is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its organizational documents. Parent is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)    First Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Second Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware, with full limited liability company power and authority to enter into this Agreement and perform its obligations hereunder. Other than First Merger Sub and Second Merger Sub, Parent has no other Subsidiaries and does not own, directly or indirectly, any equity or other interests or investments (whether equity or debt) in any other Person, whether incorporated or unincorporated. First Merger Sub and Second Merger Sub are, and at all times have been, in compliance with all restrictions, covenants, terms and provisions set forth in their respective organizational documents.

6.02    Due Authorization.

(a)    Each of Parent, First Merger Sub and Second Merger Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 6.07) (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such other Transaction Agreements by each of Parent, First Merger Sub and Second Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Parent), except for the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, no other corporate or equivalent proceeding on the part of Parent, First Merger Sub or Second Merger Sub is necessary to authorize this Agreement or such other Transaction Agreements or Parent’s, First Merger Sub’s or Second Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement will be, duly and validly executed and delivered by each of Parent, First Merger Sub and Second Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement will constitute, a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)    The affirmative vote of: (i) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Transaction Proposal; (ii) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve the Issuance Proposal; (iii) (A) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Parent Class F Stock, voting separately as a single class, shall be required to approve the Amendment Proposal (the approval by Parent Stockholders of the foregoing clauses (i) through (iii), collectively, the “Required Parent Stockholder Approval”); and (iv) holders of a majority of the outstanding shares of Parent Class A Stock and Parent Class F Stock, voting together as a single class, cast at the Special Meeting shall be required to approve (A) the Management Longer Term Equity Incentive Plan Proposal and (B) the Parent Omnibus Incentive Plan Proposal (together with the Required Parent Stockholder Approval, the “Parent Stockholder Approval”), in each case, assuming a quorum is present to approve the Proposals, with the Parent Stockholder Approval representing the only votes of any of Parent’s capital stock necessary in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.

(c)    At a meeting duly called and held, the Parent Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder approval.

6.03    No Conflict. The execution, delivery and performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub and (in the case of Parent), upon receipt of the Parent Stockholder Approval and the effectiveness of the Parent A&R Charter, the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or violate any provision of, or result in the breach of, the Parent Organizational Documents or any of the organizational documents of First Merger Sub or Second Merger Sub; (b) result in any violation of any provision of any Law or Governmental Order applicable to each of Parent, First Merger Sub or Second Merger Sub or any of their respective properties or assets; (c) violate, result in a default or breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which either of Parent, First Merger Sub or Second Merger Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Parent, First Merger Sub or Second Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.04    Litigation and Proceedings. There are no pending or, to the knowledge of Parent, threatened, Actions and, to the knowledge of Parent, there are no pending or threatened investigations, in each case, against Parent, or otherwise affecting Parent or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Parent which could, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

6.05    Compliance with Laws.

(a)    Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Parent and its Subsidiaries are, and since January 8, 2019 have been, in compliance in all material respects with all applicable Laws and, to the knowledge of Parent, no investigation or review by any Governmental Authority with respect to Parent, First Merger Sub or Second Merger Sub is pending or threatened. Neither of Parent nor its Subsidiaries has received any written, or to the knowledge of Parent, oral notice from any Governmental Authority of non-compliance or violation of any applicable Law by Parent or its Subsidiaries at any time since January 8, 2019, which violation would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)    Since January 8, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions: (i) there has been no action taken by Parent, its Subsidiaries, or, to the knowledge of Parent, any officer, director, manager, employee, agent or representative of Parent or its Subsidiaries, in each case, acting on behalf of Parent or its Subsidiaries, in violation of any applicable Anti-Corruption Law; (ii) neither Parent nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws; (iii) neither Parent nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law; and (iv) neither Parent nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

6.06    Employee Benefit Plans. Except as may be contemplated by the Management Longer Term Equity Incentive Plan Proposal or the Parent Omnibus Incentive Plan Proposal, neither Parent, First Merger Sub, Second Merger Sub, nor any of their respective Subsidiaries sponsors, maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than sixty (60) days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Parent Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any equity holder, director, manager, officer or employee of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries, or (b) result in the acceleration, vesting or creation of any rights of any equity holder, director, manager, officer or employee of Parent, First Merger Sub, Second Merger Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

6.07    Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent, First Merger Sub or Second Merger Sub with respect to Parent’s, First Merger Sub’s or Second Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act (and the expiration of the required waiting period thereunder) and any other applicable Antitrust Law, Securities Laws and Nasdaq rules and regulations and the filing and effectiveness of the First Certificate of Merger and the Parent A&R Charter in accordance with the DGCL and the Second Certificate of Merger in accordance with the DLLCA.

6.08    Trust Account. As of the date hereof, there is at least $400,000,000 invested in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”) for the benefit of the Parent public Stockholders, maintained by Continental, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated January 31, 2019, by and between Parent and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate or (ii) entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Parent Organizational Documents and Parent’s final prospectus dated January 8, 2019. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Parent has performed all material obligations required to be performed by it to-date under, and complied in all material respects with the terms of, the Trust Agreement, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder by Parent or, to the knowledge of Parent, the Trustee. There are no Actions pending or, to the knowledge of Parent, threatened with respect to the Trust Account. Since January 8, 2019, Parent has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to the Parent Organizational Documents shall terminate, and, as of the Effective Time, Parent shall have no obligation whatsoever pursuant to the Parent Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Parent Stockholder is a Redeeming Stockholder.

6.09    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, including the ability of Parent, First Merger Sub or Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions:

(a)    All Tax Returns required by Law to be filed by Parent have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete.

(b)    All amounts of Taxes due and payable by Parent have been timely paid.

(c)    Parent has (i) withheld or collected all amounts of Taxes, and has complied in all respects with applicable Law relating the such withholding or collection, required to have been withheld or collected by it in connection with amounts paid to or by any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such amounts required by Law to have been remitted to the appropriate Governmental Authority.

(d)    To the knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(e)    No deficiency for any amount of Taxes has been asserted or assessed by any Governmental Authority in writing against Parent (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved. No audit or other proceeding by any Governmental Authority is currently pending or threatened in writing against Parent with respect to any Taxes due from Parent.

(f)    There are no Tax indemnification agreements or Tax sharing agreements under which Parent could be liable after the Closing Date for the Tax liability of any Person other than Parent, First Merger Sub or Second Merger Sub, except for customary agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements, in each case, that do not relate primarily to Taxes.

(g)    Parent has not consented to extend the time in which any material Tax may be assessed or collected by any Governmental Authority (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), which extension is still in effect.

(h)    Parent will not be required to include any material item of income in, or exclude any material item or deduction from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of: (i) an installment sale or open transaction disposition that occurred prior to the Closing; (ii) any change in method of accounting prior to the Closing, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Tax law); or (iii) any closing agreement entered into prior to the Closing pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law.

(i)    There are no Liens for amounts of Taxes (other than Permitted Liens) upon any of Parent’s assets.

6.10    Brokers’ Fees. Except for fees described on Schedule 6.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Parent, First Merger Sub or Second Merger Sub or any of their respective Affiliates, including the Sponsor.

6.11    Parent SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)    Parent has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 8, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing are, or will be, as applicable, available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports, and that will be included in the Additional Parent SEC Reports, complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present, and will fairly present, as the case may be, (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of complete footnotes to the extent permitted by Regulation S-X or Regulation S-K, as applicable) in all material respects the financial position and changes in stockholders’ equity of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(b)    Parent has established and maintains disclosure controls and procedures as required under Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)    Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.

(d)    There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)    Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent; (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent; or (iii) any claim or allegation regarding any of the foregoing.

(f)    To the knowledge of Parent, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(g)    As of the date hereof, to the knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(h)    As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

6.12    Business Activities; Absence of Changes.

(a)    Since its incorporation, Parent has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Parent Organizational Documents, there is no Contract, agreement, commitment or Governmental Order binding upon Parent or to which Parent is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted (including, in each case, following the Closing) other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent, First Merger Sub and Second Merger Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)    Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Parent has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)    There is no liability, debt or obligation against Parent or its Subsidiaries, except for liabilities and obligations: (i) provided for in, or otherwise reflected or reserved for the financial statements and notes contained or incorporated by reference in the Parent SEC Reports, (ii) reflected or reserved for on Parent’s balance sheet for the quarterly period ended June 30, 2020 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Parent); (iii) that have arisen since the date of Parent’s balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of Parent (other than any such liabilities as are not and would not be, in the aggregate, material to Parent and its Subsidiaries, taken as a whole); or (iii) disclosed in Schedule 6.12(c).

(d)    Since their organization, neither First Merger Sub nor Second Merger Sub have not conducted any business activities other than activities directed toward the accomplishment of the Mergers. Except as set forth in the organizational documents of First Merger Sub and Second Merger Sub, there are no Contracts or Governmental Orders binding upon either First Merger Sub or Second Merger Sub or to which First Merger Sub or Second Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of First Merger Sub or Second Merger Sub or any acquisition of property by First Merger Sub or Second Merger Sub or the conduct of business by First Merger Sub or Second Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of First Merger Sub or Second Merger Sub to enter into and perform their respective obligations under this Agreement and consummate the Transactions.

(e)    First Merger Sub and Second Merger Sub were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the Mergers and have no, and at all times prior to the Effective Time and Second Effective Time, as applicable, except as contemplated by this Agreement or the other Transaction Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to their formation. Second Merger Sub has at all times during its existence been treated as a disregarded entity for federal and applicable state and local income Tax purposes and its assets are thereby treated for applicable income Tax purposes as owned by Parent, and no election has been made or will be made to treat Second Merger Sub as a corporation for income Tax purposes.

(f)    (i) Since the date of Parent’s formation, there has not been any change, development, condition, occurrence, event or effect relating to Parent that, individually or in the aggregate, would reasonably be expected to be material to Parent, First Merger Sub and Second Merger Sub, taken as a whole, or have a material adverse effect on the ability of Parent to enter into, perform its obligations under this Agreement and consummate the Transactions, and (ii) from March 31, 2020 through the date of this Agreement, Parent has not taken any action that would require the consent of the Company pursuant to Section 8.02 if such action had been taken after the date hereof.

(g)    Except for (i) this Agreement, (ii) the agreements expressly contemplated hereby or as set forth on Schedule 6.16(a) and (iii) any Contract that will expire by its terms or the obligations for which will be fully satisfied upon the Closing, Parent and its Subsidiaries are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries in excess of $25,000 monthly or $250,000 in the aggregate. Schedule 6.12(g) sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and its Subsidiaries.

(h)    Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, there has not been: (a) any declaration, setting aside or payment of any dividend on, or other distribution in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities; (b) any split, combination or reclassification of any of Parent’s capital stock; (c) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP (or any interpretation thereof) or applicable Law; (d) any change in the auditors of Parent; (e) any issuance of capital stock of Parent; or (f) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business.

(i)    Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

6.13    Registration Statement. As of the time the Registration Statement is declared effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement.

6.14    Capitalization.

(a)    The authorized capital stock of Parent consists of (i) 1,000,000 shares of Parent Preferred Stock, of which no shares of Parent Preferred Stock are issued and outstanding as of the date of this Agreement, (ii) 220,000,000 shares of common stock, consisting of 200,000,000 shares of Parent Class A Stock and 20,000,000 shares of Parent Class F Stock, of which (A) 40,000,000 shares of Parent Class A Stock are issued and outstanding as of the date of this Agreement and 10,000,000 shares of Parent Class F Stock are issued and outstanding as of the date of this Agreement, and (B) 19,999,982 Parent Warrants are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Class A Stock, Parent Class F Stock and Parent Warrants: (I) have been duly authorized and validly issued and are fully paid and nonassessable; (II) were issued in compliance in all material respects with applicable Law; (III) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or is otherwise bound; and (IV) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Parent SEC Reports with respect to certain Parent Class A Stock held by the Sponsor.

(b)    Except for this Agreement and the Parent Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Parent Class A Stock or the equity interests of Parent, First Merger Sub or Second Merger Sub or other interest or participation in Parent, First Merger Sub or Second Merger Sub, or any other Contracts to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, or cause to be issued, delivered or sold, any shares of capital stock of, other equity interests in or debt securities of, Parent, First Merger Sub or Second Merger Sub, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Parent, First Merger Sub or Second Merger Sub. Except as disclosed in the Parent SEC Reports or the Parent Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any securities or equity interests of Parent. There are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Parent Stockholders may vote. Except as disclosed in the Parent SEC Reports, Parent is not a party to any stockholder agreement, voting agreement, registration rights agreement, voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound relating to Parent Class A Stock or any other equity interests of Parent. Parent does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)    As of the date hereof, the authorized share capital of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by Parent, free and clear of all Liens (other than Permitted Liens). All outstanding shares of First Merger Sub common stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(d)    As of the date hereof, all outstanding membership interests of Second Merger Sub have been duly authorized, validly issued and are not subject to preemptive rights and are held by Parent.

(e)    Subject to approval of the Proposals, the shares of Parent Class A Stock and Parent Class B Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(f)    The holders of the Parent Class F Stock have waived any adjustment to the Initial Conversion Ratio (as defined in the Certificate of Incorporation).

(g)    Each holder of Parent Class F Stock initially issued to the Sponsor in connection with Parent’s initial public offering has agreed: (i) to vote all shares of Parent capital stock held by such holder in favor of approving the Transactions; and (ii) to refrain from electing to redeem any shares of such Parent capital stock pursuant to the Parent Organizational Documents.

6.15    Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbol “GMHIU”. The issued and outstanding shares of Parent Class A Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMHI”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GMHIW”. Parent is a member in good standing with Nasdaq, and has not been notified by Nasdaq that it does not comply with any Nasdaq listing rule, which noncompliance is not subject to any compliance extension or ability to remedy, in each case as permitted by the Nasdaq continued listing rules. There is no action or proceeding pending or, to the knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Stock or Parent Warrants under the Exchange Act.

6.16    Contracts; No Defaults.

(a)    Schedule 6.16(a) contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Parent is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed on Schedule 6.16(a) have been delivered to or made available to the Company or its agents or representatives.

(b)    Each Contract of a type required to be listed on Schedule 6.16(a), whether or not set forth on Schedule 6.16(a), was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 6.16(a), whether or not set forth on Schedule 6.16(a): (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Parent and, to the knowledge of Parent, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Parent, are enforceable by Parent in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law); (ii) neither Parent nor, to the knowledge of Parent, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract; (iii) since January 8, 2019, Parent has not received any written or, to the knowledge of Parent, oral claim or notice of material breach of or material default under any such Contract; (iv) to the knowledge of Parent, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Parent or, to the knowledge of Parent, any other party thereto (in each case, with or without notice or lapse of time or both); and (v) since January 8, 2019 through the date hereof, Parent has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

6.17    Investment Company Act; JOBS Act. Neither Parent nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

6.18    Affiliate Agreements. Except as set forth on Schedule 6.18, none of Parent or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any: (a) present or former officer, director or employee of any of Parent or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries; or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, an “Parent Affiliate Agreement”).

6.19    Parent Stockholders. To the knowledge of Parent, no holder of the capital stock of Parent is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the Transactions such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

ARTICLE VII

COVENANTS OF THE COMPANY

7.01    Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice; (ii) preserve intact the current business organization and ongoing businesses of the Company and its Subsidiaries, and maintain the existing relations and goodwill of the Company and its Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and its Subsidiaries; (iii) keep available the services of their present officers and other key employees and consultants; and (iv) maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor. To the extent that the Company has taken any COVID-19 Measures, the Company shall use commercially reasonable efforts to take reasonable precautions to mitigate the risk of COVID-19 exposure to employees, business partners, customers, and other invitees onto Company-controlled premises, including compliance with directives and guidance from the Centers for Disease Control and Prevention, the United States Department of Labor, and the Occupational Safety and Health Administration. Without limiting the generality of the foregoing, except as set forth on Schedule 7.01, as expressly contemplated by this Agreement or as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)    other than as contemplated by this Agreement, change or amend the Company Organizational Documents or the certificate of incorporation, bylaws or other organizational documents of the Company’s Subsidiaries;

(b)    (i) make, declare or pay any dividend or distribution (whether in cash, stock or property) to the stockholders of the Company in their capacities as stockholders; (ii) effect any recapitalization, reclassification, split or other change in its capitalization; (iii) except in connection with the exercise of any Company Stock Option or Company Warrant outstanding as of the date of this Agreement in accordance with its terms, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests, except for: (A) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the

Company or its Subsidiaries in connection with the forfeiture or cancellation of such equity interests; (B) transactions between the Company and any of its wholly-owned Subsidiaries or between wholly-owned Subsidiaries of the Company; and (C) purchases or redemptions pursuant to exercises of Company Stock Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;

(c)    enter into, or amend or modify any material term of, terminate (excluding any expiration in accordance with its terms), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.13(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.13(a)) (in each case other than pursuant to (1) offers, bids or proposals made by the Company or its Subsidiaries on or prior to the date hereof that, if accepted, would result in a Contract with a Governmental Authority or (2) requirements from any Governmental Authority to modify the scope of work under any Contract to which it and the Company or its Subsidiaries are parties), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d)    sell, transfer, lease, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, let lapse or convey or dispose of any material assets, properties or business of the Company and its Subsidiaries, taken as a whole (including Company Intellectual Property or Company Software), except for dispositions of obsolete or worthless assets and other than in the ordinary course of business consistent with past practice;

(e)    other than in the ordinary course of business consistent with past practice and except as otherwise required pursuant to Company Benefit Plans in effect on the date of this Agreement or applicable Law: (i) increase any compensation, benefits or severance of, or grant or provide any change in control, retention, sale bonus or similar payments or benefits to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (ii) adopt, enter into, materially amend or terminate any Company Benefit Plan or agreement, arrangement or plan which would be a Company Benefit Plan if in effect on the date of this Agreement, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or its Subsidiaries is a party or by which it is bound (except for routine renewals of collective bargaining or similar agreements); (iii) grant or provide any severance or termination payments or benefits to any current or former director, employee or independent contractor of the Company or its Subsidiaries; (iv) hire, terminate (other than for cause) or place on unpaid leave or furlough any director or employee of the Company or its Subsidiaries, or give notice of any such actions; (v) take any action that will result in the acceleration, vesting or creation of any right of any current or former director or employee the Company or its Subsidiaries under any of the Company Benefit Plans; and (vi) grant any equity or equity-based compensation awards; provided, that, with respect to employees and independent contractors, clauses (i) and (iii) (and, with respect to newly hired employees, clause (iv)) shall apply only to those with an annual base salary in excess of $150,000, whether or not such actions were taken in the ordinary course of business consistent with past practice.

(f)    (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Transactions);

(g)    make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $5,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Parent;

(h)    make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, but excluding any of the Company’s Subsidiaries) except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement as set forth on Schedule 5.13(a)(v), make any material change in its existing borrowing or lending arrangements relating to such loans, advances, capital contributions or investments for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, other than advances to employees or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice;

(i)    make or change any material Tax election, adopt, change or make a request to change any Tax accounting method or period, file any amendment to a Tax Return, enter into any closing agreement with a Governmental Authority with respect to a material amount of Taxes, surrender any right to claim a material refund of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority relating to any material Taxes or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(j)    enter into any agreement that restricts the ability of the Company or its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or its Subsidiaries to enter a new line of business;

(k)    acquire any fee interest in real property;

(l)    enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m)    waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business consistent with past practice or that otherwise does not exceed $500,000 in the aggregate;

(n)    (i) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of another Person, or (ii) incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(o)    (i) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business or (ii) delay or accelerate payment of any account payable in advance of or beyond its due date or the date such liability would have been paid in the ordinary course of business;

(p)    enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement;

(q)    make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(r)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and its Subsidiaries and their assets and properties; and

(s)    implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Company or its Subsidiaries under WARN or any similar state or local “mass layoff” or “plant closing” Law, including any temporary layoffs or furloughs that would trigger obligations or liabilities under WARN should they last for longer than six (6) months, other than in the ordinary course of business consistent with past practice as a result of the expiration or termination of a Contract with a Governmental Authority without renewal, a government shutdown or the reduction in the scope of work of a such a Contract; or

(t)    enter into any agreement to do any action prohibited under this Section 7.01.

Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Company or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

7.02    Inspection. Subject to confidentiality obligations and similar restrictions (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (a) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the Transactions or (b) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, (i) afford to Parent and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of the Company and its Subsidiaries, and (ii) furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.03    Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 7.03 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

7.04    No Parent Securities Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to require each of its controlled Affiliates not to, engage in any transactions involving the securities of Parent without the prior consent of Parent.

7.05    No Claim Against the Trust Account. The Company acknowledges that Parent is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company understands that Parent has established the Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in Parent’s final prospectus, dated January 31, 2019 and other Parent SEC Reports, the Parent Organizational Documents, and the Trust Agreement. The Company further acknowledges and agrees that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions are not consummated by February 5, 2021 or such later date as approved by the Parent Stockholders to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Parent to collect from the Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement; provided, that (a) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the Transactions so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the redemptions pursuant to the Offer and (b) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account. This Section 7.05 shall survive the termination of this Agreement for any reason.

7.06    Proxy Solicitation; Other Actions.

(a)    The Company agrees to use reasonable best efforts to provide Parent, as promptly as practicable after the date hereof, audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2018 and December 31, 2019, in each case, prepared in accordance with GAAP and Regulation S-X, and audited in accordance with the standards of the PCAOB, and unaudited interim financial statements prepared in accordance with GAAP and Regulation S-X covering the applicable periods required to be included in the Registration Statement. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice of not less than twenty four (24) hours, Parent and its counsel in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4.

(b)    From and after the date on which the Registration Statement is declared effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 7.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules or Parent Schedules, as applicable.

7.07    Non-Solicitation; Acquisition Proposals.

(a)    Except as expressly permitted by this Section 7.07, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 11.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal; (iii) furnish any non-public information regarding the Company or its Subsidiaries or access to the properties, assets or employee of the Company or its Subsidiaries to any Person with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal or request for information; (iv) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; (v) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement executed in accordance with Section 7.07(b)(i)), merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal; (vi) submit any Acquisition Proposal to the stockholders of the Company; or (vii) resolve or agree to do any of the foregoing; provided, that it is understood and agreed that any determination or action by the Company Board made in accordance with Section 7.07(b) or Section 7.07(c) shall not be deemed to be a breach or violation of this Section 7.07(a). The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, (i) cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with any Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal and (ii) terminate access to any physical or electronic data room maintained by or on behalf of the Company or any of its Subsidiaries and instruct each Person that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof. The Company shall promptly (and in any event within twenty four (24) hours) notify, in writing, Parent of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any such Acquisition Proposal or inquiry, proposal or offer made in writing or, if, not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such inquiry, proposal, offer or request). The Company shall promptly (and in any event within twenty four (24) hours) keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its subsidiaries or their respective Representatives). Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a material breach of this Section 7.07) to be made to the

Company or the Company Board so long as the Company promptly (and in any event within twenty four (24) hours thereafter) notifies Parent thereof after granting any such waiver, amendment or release and the Company Board determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to the Company, that the failure of the Company Board to take such action would be inconsistent with its fiduciary duties under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 7.07 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one (1) of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 7.07 by the Company.

(b)    Notwithstanding anything to the contrary in Section 7.07(a) or Section 9.02, this Agreement shall not prevent the Company or the Company Board from:

(i)    prior to obtaining the Company Requisite Approval, (A) contacting and engaging in any negotiations or discussions with any Person and its Representatives who has made a bona fide written Acquisition Proposal after the date hereof that did not result from a material breach of Section 7.07(a) and (B) providing access to the Company’s or any of its Subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of Section 7.07(a), in each case, if the Company Board: (I) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or would reasonably be expected to constitute, result in or lead to a Superior Proposal; (II) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law; and (III) has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; provided, that the Company shall provide to Parent, First Merger Sub and Second Merger Sub any material non-public information or data that is provided to any Person that was not previously made available to Parent, First Merger Sub or Second Merger Sub prior to or substantially concurrently with the time it is provided to such Person (and in any event within twenty-four (24) hours thereof);

(ii)    prior to obtaining the Company Requisite Approval, making a Company Change in Recommendation (only to the extent permitted by Section 7.07(c) or Section 7.07(d); or

(iii)    resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses “(i)” and “(ii)”.

(c)    Notwithstanding anything in this Section 7.07 to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to a bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.07, that (i) such proposal constitutes a Superior Proposal and (ii) the failure to effect a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company or the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided, further, that the

Company will not be entitled to make a Company Change in Recommendation unless (I) the Company delivers to Parent a written notice (a “Company Notice”) advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Company Board, and (II) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “Notice Period”), the Company Board reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal notwithstanding the adjustments to the terms and conditions of this Agreement proposed by Parent (if any) were to be given effect and (2) after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

(d)    Notwithstanding anything in this Section 7.07 or Section 9.02(g) to the contrary, if, at any time prior to obtaining the Company Requisite Approval, the Company Board determines in good faith, in response to a Company Intervening Event, after consultation with its outside legal counsel, that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Company Board may, prior to obtaining the Company Requisite Approval, make a Company Change in Recommendation; provided that the Company will not be entitled to make, or agree or resolve to make, a Company Change in Recommendation unless (i) the Company delivers to Parent a written notice (a “Company Intervening Event Notice”) advising Parent that the Company Board proposes to take such action and containing the material facts underlying the Company Board’s determination that a Company Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (such period from the time the Company Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Intervening Event Notice (it being understood that any material development with respect to a Company Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “Company Intervening Event Notice Period”), the Company Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Company Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Company Intervening Event Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Company Change in Recommendation.

7.08    Company Warrant Amendments. Prior to the Closing, the Company shall perform any and all of its obligations under each of the Company Warrant Amendments and shall use commercially reasonable efforts to cause the parties thereto to consummate the transactions contemplated thereby.

ARTICLE VIII

COVENANTS OF PARENT

8.01    Indemnification and Insurance.

(a)    From and after the Effective Time, Parent agrees that it shall indemnify and hold harmless each current or former director or officer, as the case may be, of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Parent or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of each D&O Indemnified Party, as provided in their respective organizational documents or in any indemnification agreement with the Company or its Subsidiaries set forth on Schedule 8.01(a) shall survive the Closing and shall continue in full force and effect. For a period of six (6) years from the Closing Date, Parent shall cause the Company and its Subsidiaries to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable organizational documents as in effect immediately prior to the Closing Date or in any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Company and its Subsidiaries to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Actions pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Closing Date, Parent shall cause the Company and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 8.01 without limit as to time.

(b)    Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of the

Company or one or more of its Subsidiaries currently covered by a directors’ and officers’ liability insurance policy of the Company or one or more of its Subsidiaries on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6) year period following the Closing. Parent shall, and shall cause the Surviving Entity to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Company and its Subsidiaries, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 8.01(b).

(c)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the organizational documents of the Company or its Subsidiaries, as applicable, any other indemnification agreement or arrangement, any Law or otherwise. The obligations of Parent, the Company and its Subsidiaries under this Section 8.01 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 8.01 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third party beneficiary of this Section 8.01.

(d)    If Parent or, after the Closing, the Company or its Subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent, the Company or its Subsidiaries, as applicable, assume the obligations set forth in this Section 8.01.

8.02    Conduct of Parent During the Interim Period.

(a)    During the Interim Period, Parent shall, and shall cause its Subsidiaries to, except as set forth on Schedule 8.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 8.02 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as may be required by Law, COVID-19 Measures or Social Unrest Measures, Parent shall not and each shall not permit any of its Subsidiaries to:

(i)    change, modify or amend the Trust Agreement (or any other agreement relating to the Trust Account), the Parent Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub, or form or establish any other Subsidiary;

(ii)    (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; (C) other than the redemption of any shares of Parent Class A Stock required by the Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent; or (D) effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization.

(iii)    other than as set forth on Schedule 8.02(a)(iii), enter into, renew or amend any Parent Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constitute a Parent Affiliate Agreement);

(iv)    enter into, or amend or modify any term of (in a manner adverse to Parent or any of its Subsidiaries (including, following the Effective Time, the Company and its Subsidiaries)), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 6.16(a) (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 6.16(a)), or any Parent Benefit Plan (or plan that would be a Parent Benefit Plan if in effect on the date hereof) or collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or its Subsidiaries is a party or by which it is bound;

(v)    waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(vi)    incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, or enter into any arrangement having the economic effect of any of the foregoing;

(vii)    (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) in connection with the exercise of any Parent Warrants outstanding on the date hereof in accordance with the terms thereof or (ii) the Transactions or (B) amend, modify or waive any of the terms or rights set forth in, any Parent Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(viii)    (A) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries (other than the transactions contemplated by this Agreement);

(ix)    other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(x)    make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xi)    voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Parent and its Subsidiaries and their assets and properties;

(xii)    (A) make or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any method of accounting for Tax purposes; (D) file any material amended Tax Return; (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); (F) knowingly surrender any claim for a refund of Taxes; or (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of Tax Law) with any Governmental Authority;

(xiii)    create any material Liens (other than Permitted Liens) on any material property or assets of Parent, First Merger Sub or Second Merger Sub;

(xiv)     engage in any material new line of business; or

(xv)    enter into any agreement to do any action prohibited under this Section 8.02.

(b)    During the Interim Period, Parent shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Parent Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Parent or its Subsidiaries may be a party.

Nothing contained in this Agreement shall give the Company, directly or indirectly, any right to control or direct the operations of Parent or its Subsidiaries prior to the Closing. Prior to the Closing, each of the Parent and the Company shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

8.03    Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article X and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement)), Parent shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, including causing the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, for the following: (a) the redemption of any shares of Parent Class A Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses, Outstanding Parent Expenses pursuant to Section 3.09 and the payment of the cash in lieu of the issuance of any fractional shares pursuant to Section 3.08; (c) the repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (d) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to Parent.

8.04    Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties that may be in Parent’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Parent would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound, Parent shall (a) afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, analyses and appropriate officers and employees of Parent, and (b) furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent that are in the possession of Parent as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

8.05    Parent Nasdaq Listing. Parent will use its reasonable best efforts to cause the shares of Parent Class A Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure Parent remains listed as a public company on, and for shares of Parent Class A Stock to be listed on, Nasdaq.

8.06    Parent Public Filings. From the date hereof through the Closing, Parent will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

8.07    Section 16 Matters. Prior to the Closing, the Parent Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Parent Class A Stock and Parent Class B Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Parent following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.08    Director Appointments. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, and conditioned upon the occurrence of the Closing, subject to any limitation imposed under applicable Laws and Nasdaq listing requirements, Parent shall take all actions necessary or appropriate to cause (a) the number and classes of directors constituting the Parent Board to be such number and classes as is specified on Schedule 8.08 and (b) the individuals in each class set forth on Schedule 8.08 to be elected as members of such class of the Parent Board, effective as of the Closing. On the Closing Date, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 8.08, which indemnification agreements shall continue to be effective following the Closing.

8.09    Exclusivity. During the Interim Period, Parent shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

8.10    Bylaws. Prior to the consummation of the Transactions, Parent shall adopt the Parent A&R Bylaws.

8.11    Insider Letters. Pursuant to those certain letter agreements, dated as of January 30, 2019 (collectively, the “Insider Letters”), entered into by and between Parent and each of Alec Gores, Dean Metropoulos, Randall Bort, Michael Cramer, Joseph Gatto, Andrew McBride (collectively, the “Insiders”) and the Sponsor, among other things, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of Parent they hold to approve the Transaction Proposal at the Special Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the Offer (the “Non-Redemption Requirement”). Parent hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

ARTICLE IX

JOINT COVENANTS

9.01    Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, or the obligations of the Company and Parent with respect to the notifications, filings, reaffirmations and applications described in Section 9.05, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Parent and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Parent, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required consents and approvals of parties to material Contracts with the Company or its Subsidiaries; (c) terminate or cause to be terminated those agreements listed on Schedule 7.03(a); and (d) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

9.02    Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval.

(a)    As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Class A Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to respond as promptly as practicable to any comments of the SEC or its staff, and to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each party shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.

(b)    Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Parent, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Class A Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)    Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to the: (i) approval of the Business Combination (as defined in the Certificate of Incorporation) (the “Transaction Proposal”); (ii) approval of the Parent A&R Charter (the “Amendment Proposal”) and each change to the Parent A&R Charter that is required to be separately approved; (iii) approval of the issuance of shares of Parent Class A Stock and Parent Class B Stock pursuant to Section 3.01 under applicable Nasdaq rules (the “Issuance Proposal”); (iv) approval and adoption of Management Longer Term Equity Incentive Plan as described in Section 9.06 (the “Management Longer Term Equity Incentive Plan Proposal”); (v) approval and adoption of a customary equity incentive plan (the “Parent Omnibus Incentive Plan”) in form and substance reasonably acceptable to Parent and the Company (the “Parent Omnibus Incentive Plan Proposal”); (vi) the election of the members of the board of directors of Parent in accordance with Section 8.08; and (vii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, including the approval of an employee stock purchase plan (the “Additional Proposal” and, together with the Transaction Proposal, the Amendment Proposal, the Issuance Proposal, the Management Longer Term Equity Incentive Plan Proposal and the Parent Omnibus Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.

(d)    Parent shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL; (ii) cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit proxies from the holders of Parent Class A Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals. Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement, unless the Parent Board shall have changed the recommendation in accordance with Section 9.02(e). Parent shall comply with Law and all legal requirements applicable to such Special Meeting, including the DGCL, the Parent Organizational Documents and the Exchange Act, as applicable. For the avoidance of doubt, unless this Agreement has been terminated in accordance with its terms, Parent’s obligation to solicit proxies from Parent’s stockholders to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals pursuant to this Section 9.02(d) shall not be limited or otherwise affected by any development, including by any Parent Change in Recommendation.

(e)    The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Parent Change in Recommendation”). Notwithstanding anything in this Section 9.02 to the contrary, if, at any time prior to obtaining the Parent Stockholder Approval, the Parent Board determines in good faith, after consultation with its outside legal counsel and financial advisor, that in response to a Parent Intervening Event, the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, the Parent Board may, prior to obtaining the Parent Stockholder Approval, make a Parent Change in Recommendation; provided that Parent will not be entitled to make, or agree or resolve to make, a Parent Change in Recommendation unless (i) Parent delivers to the Company a written notice (a “Parent Intervening Event Notice”)

advising the Company that the Parent Board proposes to take such action and containing the material facts underlying the Parent Board’s determination that a Parent Intervening Event has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (such period from the time the Parent Intervening Event Notice is provided until 5:00 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which Parent delivered the Parent Intervening Event Notice (it being understood that any material development with respect to a Parent Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “Parent Intervening Event Notice Period”), the Parent Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisor) that the failure to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Parent will, and will use its reasonable best efforts to cause its or their Representatives to, during the Parent Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Parent Change in Recommendation.

(f)    Notwithstanding the foregoing provisions of this Section 9.02, if on a date for which the Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares of Parent Class A Stock to obtain the Parent Stockholder Approval, whether or not a quorum is present, Parent shall have the right to make postponements or adjournments of the Special Meeting; provided, that in the event of any postponement or adjournment pursuant to the foregoing, the Special Meeting shall not be held later than three (3) Business Days prior to the Termination Date; provided, further, that Parent shall not postpone or adjourn the Special Meeting more than three (3) times.

(g)    The Company shall solicit the Company Requisite Approval via written consent as soon as practicable after the Registration Statement is declared effective under the Securities Act. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable: (i) establish the record date for determining the Company Stockholders entitled to provide such written consent; (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law, including the DGCL; and (iii) solicit written consents from the Company Stockholders to give the Company Requisite Approval. The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 9.02(g). The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause “(i)” or “(ii)”, a “Company Change in Recommendation”) except in accordance with Sections 7.07(c) and 7.07(d)). The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Requisite Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Requisite Approval in accordance with this Section 9.02(g) shall not be limited or otherwise affected by any development, including the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Superior Proposal, or by any Company Change in Recommendation.

9.03    Other Filings; Press Release.

(a)    As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and the Transactions, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b)    Promptly after the execution of this Agreement, Parent and the Company shall also issue a mutually agreed joint press release announcing the execution of this Agreement.

(c)    Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare and mutually agreed upon a joint press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, or as soon as practicable thereafter, Parent shall issue the mutually agreed Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

9.04    Confidentiality; Communications Plan.

(a)    Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    Parent and the Company shall reasonably cooperate to create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, neither Parent, First Merger Sub, Second Merger Sub nor the Company will make any public announcement or issue any public communication regarding this Agreement, any other agreements contemplated hereby or the Transactions or any matter related to the foregoing, without the prior written consent of the Company, in the case of a public announcement by Parent, or Parent, in the case of a public announcement by the Company (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except: (i) if such announcement or other communication is required by applicable Law, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; (ii) to the extent provided for in the Communications Plan, internal announcements to employees of the Company and its Subsidiaries; (iii) subject to any other requirements or obligations of the parties set forth in this Agreement, announcements and communications to Governmental Authorities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement, in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing party shall consider such comments in good faith; and (iv) communications by the Company and its Subsidiaries to customers and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the Transactions.

9.05    Regulatory Approvals. As promptly as practicable after the date of this Agreement, Parent and the Company shall (a) each prepare and file the notification required of it under the HSR Act within ten (10) Business Days after the date hereof, and (b) as promptly as reasonably practicable, prepare and file any notification required by any other Governmental Authority and listed on Schedule 9.05, in each case, in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the U.S. Federal Trade Commission, U.S. Department of Justice, or any other Governmental Authority in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Authorities. Each party hereto will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Parent and the Company will each promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Laws and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods or obtain the applicable approvals as soon as practicable. Parent and the Company will each promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all substantive oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall: (i) promptly inform the other of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other Governmental Authority regarding the Transactions; (ii) permit each other to review in advance any proposed substantive written communication to any such Governmental Authority and incorporate reasonable comments thereto; (iii) give the other prompt written notice of the commencement of any Action with respect to such transactions; (iv) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend; (v) keep each other reasonably informed as to the status of any such Action; and (vi) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such

Governmental Authority, on the other hand, in each case, with respect to this Agreement and the Transactions. Each of Parent and the Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 9.05 as “outside-counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. Parent shall pay 100% of any filing fees required by Governmental Authorities, including filing fees in connection with filings under the HSR Act. Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not, either alone or acting in concert with others, take any action that could reasonably be expected to materially increase the risk of not achieving or materially delaying the approval of any Governmental Authority, or the expiration or termination of any waiting period under the HSR Act or other Antitrust Laws, including by acquiring or offering to acquire any other person, or the assets of, or equity in, any other person. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act and any other Antitrust Laws applicable to the Transactions, each of Parent, First Merger Sub and Second Merger Sub shall (a) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interest, assets (whether tangible or intangible), rights, products or businesses of the Company; and (ii) any other restrictions on the activities of the Company; provided that Parent, First Merger Sub and Second Merger Sub (and their respective Affiliates, if applicable) shall not be required to take (and the Company shall not take, without the prior written consent of Parent) any action, individually or in the aggregate, under this Section 9.05 if such action would result in a material adverse effect on the Company (and for the avoidance of doubt, none of the foregoing actions contemplated by this Section 9.05(a) shall be taken by Parent or its Affiliates without the prior written consent of the Company); and (b) use reasonable best efforts to contest, defend and appeal any legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions.

9.06    Management Longer Term Equity Incentive Plan; Parent Omnibus Incentive Plan.

(a)    At the Special Meeting, Parent shall solicit approval from Parent’s stockholders of the management equity incentive plan (the “Management Longer Term Equity Incentive Plan”), the general terms and conditions of which are set forth on Schedule 9.06, which will permit the issuance of shares Parent Class A Stock. Subject to approval of the Management Longer Term Equity Incentive Plan by Parent’s stockholders, following the Effective Time Parent shall cause the issuance of shares of Parent Class A Stock under the Management Longer Term Equity Incentive Plan to be registered with the SEC on a Form S-8 Registration Statement.

(b)    The Parent Omnibus Incentive Plan Proposal shall provide that a number of shares of Parent Class A Stock, which number shall be mutually agreed upon between Parent and the Company prior to the effectiveness of the Registration Statement, shall be reserved for issuance pursuant to the Parent Omnibus Incentive Plan.

9.07    FIRPTA. On or prior to the Closing Date, the Company shall deliver to Parent a valid certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

9.08    Other Transactions; Transaction Agreements.

(a)    Immediately prior to Closing, the Company shall consummate the transactions contemplated by the Share Exchange Agreement.

(b)    At the Closing, (a) Parent shall deliver to the Company copies of the A&R Registration Rights Agreement and Lockup Agreements duly executed by Parent, and shall use reasonable best efforts to cause each Parent Stockholder mutually agreed to be party to the A&R Registration Rights Agreement to deliver to the Company a copy of such agreement duly executed by such Parent Stockholder, and (b) the Company shall deliver to Parent copies of the A&R Registration Rights Agreement and Lockup Agreements duly executed by the Company, and shall use reasonable best efforts to cause each Company Stockholder mutually agreed to be a party thereto to deliver to Parent copies of the A&R Registration Rights Agreement and Lockup Agreement duly executed by such Company Stockholder.

ARTICLE X

CONDITIONS TO OBLIGATIONS

10.01    Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)    Antitrust Law Approval. The applicable waiting period(s) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)    No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)    Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after completion of the Offer and prior to the Closing.

(d)    Required Parent Stockholder Approval. The Required Parent Stockholder Approval shall have been obtained.

(e)    Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(f)    Nasdaq Listing. The shares of Parent Class A Stock to be issued in connection with the Closing shall have been approved for listing on Nasdaq, subject to (i) the requirement to have a sufficient number of round lot holders and (ii) official notice of listing.

(g)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

10.02    Additional Conditions to Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a)    Representations and Warranties.

(i)    Each of the representations and warranties of the Company contained in the first sentence of Section 5.01(a) (Due Incorporation), Section 5.03 (Due Authorization), Section 5.06 (Capitalization) and Section 5.17 (Brokers’ Fees), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)    The representations and warranties of the Company contained in Section 5.21(a) (No Material Adverse Effect) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made.

(iii)    Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Sections 10.02(a)(i) and (ii)), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and s of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)    Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge of such officer, the conditions specified in Section 10.02(a) and Section 10.02(b) have been fulfilled.

10.03    Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)    Representations and Warranties.

(i)    Each of the Parent and Merger Sub Representations (other than the representations and warranties of Parent, First Merger Sub and Second Merger Sub contained in Section 6.01(a) (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Trust Account), Section 6.10 (Brokers’ Fees) and Section 6.14 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on Parent, First Merger Sub and Second Merger Sub, taken as a whole, or a material adverse effect on Parent’s First Merger Sub’s and Second Merger Sub’s ability to consummate the Transactions, including the Mergers.

(ii)    The Parent and Merger Sub Representations contained in Section 6.01(a) (Corporate Organization), Section 6.02 (Due Authorization), Section 6.08 (Trust Account), Section 6.10 (Brokers’ Fees) and Section 6.14 (Capitalization), in each case shall be true and correct (without giving any effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)    Agreements and Covenants. Each of the covenants of Parent to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)    Officer’s Certificate. Parent shall have delivered to the Company a certificate signed by an officer of Parent, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a) and Section 10.03(b) have been fulfilled.

(d)    Parent A&R Charter. The Certificate of Incorporation shall be amended and restated in the form of the Parent A&R Charter.

ARTICLE XI

TERMINATION/EFFECTIVENESS

11.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)    by written consent of the Company and Parent;

(b)    prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before February 5, 2021 (the “Termination Date”), or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 11.01(a)(ii) shall not be available if Parent’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)    prior to the Closing, by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach, but only as long as Parent continues to exercise such commercially reasonable efforts to cure such Terminating Parent Breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under this Section 11.01(c)(ii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)    by written notice from either the Company or Parent to the other if the Required Parent Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment or recess of the meeting);

(e)    by written notice from Parent to the Company prior to obtaining the Company Requisite Approval if the Company Board (i) shall have made a Company Change in Recommendation or (ii) shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to stockholders;

(f)    by written notice from the Company to Parent prior to obtaining the Required Parent Stockholder Approval if the Parent Board (i) shall have made a Parent Change in Recommendation or (ii) shall have failed to include the Parent Board Recommendation in the Proxy Statement distributed to Parent’s stockholders; or

(g)    by written notice from Parent to the Company if the Company Requisite Approval has not been obtained within three (3) Business Days following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Stockholders pursuant to Section 9.02.

11.02    Effect of Termination.

(a)    Except as otherwise set forth in this Section 11.02, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination. The provisions of Sections 7.05, 9.04, this 11.02 and Article XII (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

(b)    In the event that this Agreement is validly terminated by Parent pursuant to Section 11.01(e), then the Company shall pay the Company Termination Payment to Parent (or one of more of its designees) as promptly as reasonably practicable (and in any event, within two (2) Business Days) after the date of termination, by wire transfer of immediately available funds.

(c)    In the event that this Agreement is validly terminated by Parent pursuant to Section 11.01(b)(i), Section 11.01(b)(ii), Section 11.01(e) or Section 11.01(g) or by the Company pursuant to Section 11.01(c)(ii) and (i) before the date of such termination, an Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination and (ii) within twelve (12) months after the date of termination, the Company shall have consummated an Acquisition Proposal or entered into a definitive agreement for an Acquisition Proposal (which Acquisition Proposal is ultimately consummated), then the Company shall pay the Company Tail Termination Payment to Parent (or one or more of its designees), as promptly as reasonably practicable (and, in any event, within two (2) Business Days) after the date on which the Acquisition Proposal is consummated, by wire transfer of immediately available funds; provided, however, that if the Company shall have previously paid the Company Termination Payment to Parent, such payment shall be credited against the Company Tail Termination Payment payable to Parent pursuant to this Section 11.02(c).

(d)    The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Payment or the Company Tail Termination Payment on more than one (1) occasion. Each of the Company, Parent, First Merger Sub and Second Merger Sub acknowledges that the agreements contained in this Section 11.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. The parties further acknowledge and agree that in no event shall the Company’s aggregate liability under Section 11.02(b) and Section 11.02(c) together exceed the dollar amount of the Company Tail Termination Payment in the event of any termination of this Agreement, including in such circumstances where the Company may be separately liable for payment of the Company Termination Payment and the Company Tail Termination Payment pursuant to Section 11.02(b) and Section 11.02(c).

(e)    Notwithstanding anything to the contrary in this Agreement, in any circumstance in which this Agreement is terminated and Parent is paid the Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment pursuant to this Section 11.02, the Company Termination Payment and the Company Tail Termination Payment, as applicable, shall constitute liquidated damages for any and all losses, damages or liabilities of any kind suffered by Parent and its Affiliates and shall be the sole and exclusive remedy of Parent, First Merger Sub, Second Merger Sub or any of the Parent Related Parties against the Company or any other Company Related Party for any loss, damage or liability suffered as a result of the failure of the Mergers and the other transactions contemplated by this Agreement to be consummated or for a breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise in respect of any oral or written representation made or alleged to have been made in connection herewith or therewith, and upon payment of such amounts, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or in respect of representations made or alleged to be made in connection herewith, whether in equity or at Law, in contract, in tort or otherwise. Upon any termination of this Agreement under circumstances where the Company Termination Payment is payable by the Company pursuant to Section 11.02(c) (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment is payable by the Company pursuant to Section 11.02(c) and, in each case, such Company Termination Payment or Company Tail Termination Payment is paid in full, as applicable, Parent, First Merger Sub, Second Merger Sub and any of the Parent Related Parties shall be precluded from any other remedy against the Company or any other Company Related Party, at law or in equity or otherwise, and none of Parent, First Merger Sub, Second Merger Sub or any of the Parent Related Parties shall seek to obtain (or bring any action against the Company or any other Company Related Party for) any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any Company Related Party in connection with this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary and without limitation of the preceding sentence, following payment by the Company to Parent of the Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment, as applicable, neither Parent nor its Affiliates will be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Mergers or any other Transactions contemplated hereby to be consummated in excess of the Company Termination Payment (and no Acquisition Proposal is publicly announced, disclosed or made and is not publicly withdrawn as of the date of such termination) or the Company Tail Termination Payment, as applicable.

ARTICLE XII

MISCELLANEOUS

12.01    Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

12.02    Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given: (a) when delivered in person; (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid; (c) when delivered by FedEx or other nationally recognized overnight delivery service; or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(i)    If to Parent, First Merger Sub or Second Merger Sub, to:

Gores Metropoulos, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attn:    Andrew McBride

E-mail: amcbride@gores.com

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attn:     Kyle C. Krpata

             James R. Griffin

E-mail: kyle.krpata@weil.com

             james.griffin@weil.com

(ii)    If to the Company to:

Luminar Technologies, Inc.

1891 Page Mill Road

Palo Alto CA 94304

Attn:     Tom Fennimore

E-mail: tom@luminartech.com

with a copy to:

Orrick, Herrington & Sutcliffe LLP

631 Wilshire Blvd, Suite 2-C

Santa Monica, CA 90401

Attn:     Daniel S. Kim

             Mitch Zuklie

             Hari Raman

             Albert W. Vanderlaan

E-mail: dan.kim@orrick.com

             mzuklie@orrick.com

             hraman@orrick.com

             avanderlaan@orrick.com

or to such other address or addresses as the parties may from time to time designate in writing.

12.03    Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.

12.04    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.01 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 12.14 and 12.16.

12.05    Expenses. Except as otherwise provided herein (including Section 3.09), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Parent shall (a) pay or cause to be paid, in accordance with Section 3.09, the Outstanding Company Expenses to the extent not paid by the Company prior to the Closing and (b) pay or cause to be paid, in accordance with Section 3.09, any Outstanding Parent Expenses to the extent not paid by Parent prior to the Closing. For the avoidance of doubt, any payments to be made (or to cause to be made) by Parent pursuant to this Section 12.05 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

12.06    Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.08    Schedules and Exhibits. The Company Schedules, Parent Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Company Schedules, Parent Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Schedules or the Parent Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Company Schedule or Parent Schedule, as applicable. Certain information set forth in the Company Schedules and the Parent Schedules is included solely for informational purposes and the convenience of Parent, First Merger Sub and Second Merger Sub or the Company, as applicable. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Schedules or Parent Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Schedules or Parent Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in Company Schedules or the Parent Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Company Schedules or Parent Schedules shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. In addition, under no circumstances shall the disclosure of any matter in the Company Schedules or Parent Schedules, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Material Adverse Effect, imply that any other undisclosed matter having a greater value or other significance is material or would have a Material Adverse Effect, as applicable.

12.09    Entire Agreement. This Agreement (together with the Company Schedules, Parent Schedules and Exhibits to this Agreement), the Confidentiality Agreement and the other Transaction Agreements constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement, the Confidentiality Agreement and the other Transaction Agreements.

12.10    Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 11.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 12.10.

12.11    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

12.12    Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of such Action is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13    Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.

12.14    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent, First Merger Sub or Second Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

12.15    Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

12.16    Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (c) the Parent and Merger Sub Representations constitute the sole and exclusive representations and warranties of Parent, First Merger Sub and Second Merger Sub; (d) except for the Company Representations by the Company and the Parent and Merger Sub Representations by Parent, First Merger Sub and Second Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (e) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Parent and Merger Sub Representations by Parent, First Merger Sub and Second Merger Sub and the other representations expressly made by a Person in the Support Agreements and the A&R Registration Rights Agreement.

12.17    Privileged Communications. Each of Parent and the Company, for itself and its directors, members, partners, officers, employees and Affiliates, and each of their respective successors and assigns (all such parties, the “Waiving Parties”), hereby irrevocably acknowledges and agrees that all communications, written or oral, between the Company and its Subsidiaries or any of the holders of Company Common Stock, Company Preferred Stock, Company Founders Preferred Stock or other Company equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company) (collectively, the “Waiving Party Group”) and their counsel, including Orrick, Herrington & Sutcliffe LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Company and its Subsidiaries notwithstanding the Mergers, and instead survive, remain with and are controlled by the Waiving Party Group (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company), in any Action against or involving any of the parties after the Closing or in any way adverse to the Company, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the knowledge of the officers and employees of the Company).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

GORES METROPOULOS, INC.

By:	/s/ Alec Gores
Name: Alec Gores
Title: Chief Executive Officer

DAWN MERGER SUB, INC.

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Chief Financial Officer and Secretary

DAWN MERGER SUB II, LLC

By:	/s/ Andrew McBride
Name: Andrew McBride
Title: Manager

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

LUMINAR TECHNOLOGIES, INC.

By:	/s/ Austin Russell
Name: Austin Russell
Title: Founder & CEO

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Form of Support Agreement

EXHIBIT B

Form A&R Registration Rights Agreement

EXHIBIT C

Form of Lockup Agreement

EXHIBIT D

Form of A&R Certificate of Incorporation of Parent

EXHIBIT E

Form of A&R Bylaws of Parent

EXHIBIT F

Form of Letter of Transmittal